SUMMARY OF SUPPLEMENT TO PROSPECTUS
               (SEE THE SUPPLEMENT FOR ADDITIONAL INFORMATION):


   Supplement  No.  4  dated July 30, 1997 (incorporating Supplements No. 1, No.
       2 and No. 3):

       (1) Reports on the acquisition by the Company of nine apartment complexes.

       (2) Reports on the granting to Cornerstone Realty Income Trust, Inc. of a right to acquire up to 9.8% of the Company's outstanding Shares.

       (3) Reports on the election of a fifth member to the Board of Directors and the composition of Board Committees.

       (4) Reports on the Company obtaining an unsecured line of credit to facilitate property acquisitions.

       (5) Provides certain other updated information concerning the Company and its properties.

     As of July 15, 1997, the Company had closed the sale of 2,084,444 Shares at $9 per Share, and 4,453,812 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $63,298,115, and proceeds net of selling commissions and marketing expenses of $57,344,303. The Company endeavors continually to invest proceeds in the acquisition of additional apartment communities as promptly as practicable after the receipt of such proceeds. As of July 15, 1997, substantially all of the proceeds of the offering available for investment in properties had been so invested.

     Cornerstone Realty Income Trust, Inc. will receive fees and expense reimbursements in connection with the Company's acquisitions and the management of the properties and the Company. In connection with the nine property acquisitions described in the Supplement, Apple Realty Group, Inc., an Affiliate of the Advisor, or Cornerstone Realty Income Trust, Inc., as successor-in-interest to Apple Realty Group, Inc., will receive property acquisition fees totaling $1,300,917.

     Subsequent Developments. Effective August 1, 1997, the Company obtained an increase on its unsecured line of credit to $20 million, and on August 6, 1997, the Company purchased the Chaparosa and Riverhill Apartments (described under "Prospective Property Acquisitions" in Supplement No.4). As of August 7, 1997, the outstanding balance on the unsecured line of credit was approximately $ 19.5 million. Cornerstone Realty Income Trust, Inc. will receive property acquisition fees relative to Chaparosa and Riverhill totaling $ 262,000.

                     SUPPLEMENT NO. 4 DATED JULY 30, 1997
                     TO PROSPECTUS DATED NOVEMBER 19, 1996
              (INCORPORATING SUPPLEMENTS NO. 1, NO. 2 AND NO. 3)

                     APPLE RESIDENTIAL INCOME TRUST, INC.

     THE FOLLOWING INFORMATION SUPPLEMENTS THE PROSPECTUS OF APPLE RESIDENTIAL INCOME TRUST, INC. dated November 19, 1996 and is part of such Prospectus. Prospective investors should carefully review the Prospectus and this Supplement. THIS SUPPLEMENT NO. 4 INCORPORATES AND THEREBY REPLACES SUPPLEMENT NO. 1 DATED FEBRUARY 10, 1997, SUPPLEMENT NO. 2 DATED APRIL 28, 1997 AND SUPPLEMENT NO. 3 DATED JUNE 24, 1997.


                     TABLE OF CONTENTS TO SUPPLEMENT NO. 4


                                                                                          PAGE
                                                                                          -----
Status of the Offering  ...............................................................   S-2
Developments Involving Cornerstone Realty Income Trust, Inc ...........................   S-2
Additional Director; Committee Members.   .............................................   S-3
Unsecured Line of Credit   ............................................................   S-3
Property Acquisitions   ...............................................................   S-4
Prospective Property Acquisitions   ...................................................   S-22
Security Ownership of Certain Beneficial Owners and Management    .....................   S-23
Management's Discussion and Analysis of Financial Condition and Results of Operations     S-24
Experts  ..............................................................................   S-25
Update on Experience of Prior Programs ................................................   S-26
Index to Financial Statements .........................................................   F-1

     The Prospectus and Supplements thereto contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements include, without limitation, statements as to anticipated renovations to Company properties and anticipated improvements in property operations from completed and planned property renovations, and the possible acquisition by Cornerstone Realty Income Trust, Inc. of Shares in the Company or the business or assets of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the Company, the properties or Cornerstone Realty Income Trust, Inc., as the case may be, adverse changes in the real estate markets and general and local economic and business conditions. Investors should review the more detailed risks and uncertainties set forth under the caption "Risk Factors" in the Prospectus. Although the Company believes that the assumptions underlying the forward-looking statements contained in the Prospectus or the Supplements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements included in the Prospectus and Supplements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included in the Prospectus or the Supplements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such forward-looking statements or the objectives and plans of the Company will be achieved.

                            STATUS OF THE OFFERING


     As of July 15, 1997, the Company had closed the sale to investors of 2,084,444 shares at $9 per Share, and 4,453,812 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $63,298,115, and proceeds net of selling commissions and marketing expenses of $57,344,303. These totals include 417,777 Shares purchased by Cornerstone Realty Income Trust, Inc., as described below under "Developments Involving Cornerstone Realty Income Trust, Inc. -- Authorization For Additional Share Issuance."

         DEVELOPMENTS INVOLVING CORNERSTONE REALTY INCOME TRUST, INC.

     AUTHORIZATION FOR ADDITIONAL SHARE ISSUANCE. On February 10, 1997, in response to a request from Cornerstone Realty Income Trust, Inc.
("Cornerstone"), the Company's Board of Directors authorized the grant to Cornerstone of a continuing right to purchase such number of Shares of the Company as would, following any such purchase, be up to but not in excess of 9.8% of the total number of Shares of the Company then outstanding. This right will continue for so long as the Company's Initial Offering continues, and the purchase price for such Shares under such right will be the current public offering price less the Selling Commissions and Marketing Expense Allowance payable with respect thereto. Shares sold to Cornerstone pursuant to this right would be in addition to, and not part of, the offering made by the Prospectus.

     The Company elected to grant to Cornerstone this ongoing right because it determined that the issuance of Shares in this manner would represent an appropriate and financially prudent method of raising additional equity for the Company. Glade M. Knight, who is a Director and the Chairman and President of the Company, also serves as a Director, and the Chairman and Chief Executive Officer of Cornerstone. To the extent that Cornerstone exercises its right to acquire up to 9.8% of the outstanding Shares of the Company, Cornerstone may become one of the largest, or perhaps the largest, shareholder of the Company, with commensurate voting power.


     On April 25, 1997, Cornerstone exercised the right described above and purchased 417,777 Shares of the Company for approximately $3.76 million. Cornerstone owns approximately 6.39% of the Shares of the Company outstanding on July 15, 1997.

     POSSIBLE ACQUISITION OF THE COMPANY BY CORNERSTONE. As described in the Prospectus, under "Investment Objectives and Policies-Sale and Refinancing Policies," the Company has granted to Cornerstone a right of first refusal to purchase the properties and business of the Company. Cornerstone has stated its intention, by the end of 1997, to evaluate the acquisition of the Company and, if the Board of Directors of Cornerstone determines it is in the best interests of Cornerstone and its shareholders, to offer to acquire the Company or its assets. Any decision to combine the Company and Cornerstone can only be made by the respective Boards of Directors, and depending on the structure of the transaction, the respective shareholders, of the two companies. Accordingly, there can be no assurance that Cornerstone will seek to acquire the Company or its assets or that any proposal by Cornerstone to acquire the Company or its assets would be consummated. Nevertheless, prospective investors in the Company should consider and evaluate the possibility of Cornerstone acquiring the Company or its assets in making an investment decision relative to the Company.

     PROVIDING OF CERTAIN SERVICES BY CORNERSTONE. As described in the Prospectus under "The Advisor and Affiliates," the Company has entered into contracts with Apple Residential Advisors, Inc. ("ARA"), Apple Residential Management Group, Inc. ("ARMG"), and Apple Realty Group, Inc. ("ARG"), pursuant to which ARA, ARMG and ARG, respectively, have agreed to provide certain Company management, property management and property acquisition and disposition services to the Company in exchange for certain compensation described therein. ARA and ARMG have entered into subcontracts with Cornerstone, each of which subcontracts has been approved by the Company, pursuant to which Cornerstone has agreed to provide to the Company the services previously agreed to be provided by ARA and ARMG in exchange for the compensation previously agreed to be paid by the Company to ARA and ARMG. Further, Cornerstone has acquired all the assets of ARG (consisting principally of

ARG's contract with the Company) for consideration totalling $2 million, and pursuant to such acquisition has assumed the obligations of ARG to the Company in exchange for the compensation previously agreed to be paid by the Company to ARG.

     The effect of the foregoing transactions is that Cornerstone will now render to the Company services previously agreed to be rendered by ARA, ARMG and ARG, in exchange for the compensation previously agreed to be paid by the Company. It is not expected that any of these transactions will have any material effect on the Company.


     CORNERSTONE OPERATIONS. Through July 15, 1997, Cornerstone had sold approximately $354 million in common shares to approximately 14,000 investors, and had acquired 47 apartment communities in Virginia, North Carolina, South Carolina and Georgia. The aggregate cost of the 47 properties (including capital improvements thereto) was approximately $412 million. The purchase price of all such properties was paid either using the proceeds from the sale of common shares or using the proceeds from an unsecured line of credit which was subsequently repaid using proceeds from the sale of common shares, except that at July 15, 1997, approximately $81 million remained unpaid on such line of credit. See also "Update on Experience of Prior Programs" herein.

                     ADDITIONAL DIRECTOR; COMMITTEE MEMBERS

     As referenced in the Prospectus under "Management," a fifth Director of the Company has been elected. The fifth Director is Lisa B. Kern. Information on Ms. Kern is set forth below.

     LISA B. KERN. Ms. Kern, age 36, is a portfolio manager with Davenport & Co. of Virginia, Inc., in Richmond, Virginia. Before joining Davenport as Vice President in 1996, Ms. Kern advised clients in the areas of investments and estate planning. She began her investment career in 1982 as a financial planner and later District Manager with IDS/American Express Advisory. In 1985, Ms. Kern received her CFP designation. In 1989, Ms. Kern joined Crestar Bank's Trust and Investment Management Group as a Vice President. Ms. Kern is a graduate of Randolph Macon College and received her MBA from Virginia Commonwealth University in 1991.

     The current members of the Company's Executive Committee are Glade M. Knight, Penelope W. Kyle and Bruce H. Matson. The current members of the Audit Committee are Penelope W. Kyle, Ted W. Smith and Lisa B. Kern. The current members of the Compensation Committee are Bruce H. Matson, Penelope W. Kyle and Lisa B. Kern. For a description of the functions of the Executive, Audit and Compensation Committees, see the Prospectus under the headings "Management-Committees of Directors," and "Management-The Incentive Plan."

                            UNSECURED LINE OF CREDIT


     AS  CONTEMPLATED  BY THE  DISCUSSION  IN THE  PROSPECTUS  UNDER THE HEADING
"BUSINESS AND PROPERTIES - Properties Owned by the Company" the Board of Directors has authorized, and the Company has obtained, an unsecured line of credit, which is designed to facilitate the timely acquisition of properties deemed attractive by management. The unsecured line of credit the ("Unsecured Line of Credit") is from First Union National Bank of Virginia. The borrowing is a revolving loan for a principal amount not to exceed at any time $10 million. The loan bears interest at a floating rate equal to the one month London interbank offered rate ("LIBOR") plus 2%, requires monthly payments of interest and has a due date of March 31, 1998. Although the Unsecured Line of Credit is currently unsecured, the lender may require the securing of the loan with first mortgages on the Company's properties if the principal amount of any advance is not repaid within six months of the date of funding. As of July 15, 1997, the unpaid balance on the Unsecured Line of Credit was approximately $10 million and the interest rate on the Unsecured Line of Credit was 7.6805%.

     The Company has also obtained a line of credit from First Union National Bank of Virginia in the amount of $1 million for general corporate purposes. The terms of such borrowing are the same of those under the Unsecured Line of Credit.

     As the size of the Company grows, it is possible that the size of the Unsecured Line of Credit will be increased or that the Company will obtain another unsecured line of credit to facilitate the timely acquisition of properties.

                             PROPERTY ACQUISITIONS

     As of the date of this Supplement, the Company owns the following properties:

                                             NUMBER OF      DATE OF
        NAME                 LOCATION         UNITS        ACQUISITION
------------------------   ---------------   -----------   ------------
Brookfield                 Dallas, TX          232          1-28-97
Eagle Crest                Irving, TX          484          1-30-97
Tahoe                      Arlington, TX       240          1-31-97
Mill Crossing              Arlington, TX       184          2-21-97
Polo Run                   Arlington, TX       224          3-31-97
Wildwood                   Euless, TX          120          3-31-97
Toscana                    Dallas, TX          192          3-31-97
Arbors on Forest Ridge     Bedford, TX         210          4-25-97
Pace's Cove                Dallas, TX          328          6-24-97


         Additional information on these properties is provided below.

                              BROOKFIELD APARTMENTS
                                  DALLAS, TEXAS

     On January 28, 1997, the Company purchased the Brookfield Apartments, a 232-unit apartment complex having an address of 4060 Preferred Place, Dallas, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,458,485, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The following information is based in part upon information provided by the Dallas Chamber of Commerce.

     The Property is located in south Dallas, within the Dallas/Fort Worth Consolidated Metropolitan Statistical area, or as it is called locally, "The Metroplex." The Dallas/Fort Worth Metroplex is in the north-central part of Texas and is composed of nine counties. The 1996 population of The Metroplex was approximately 4,400,000. Dallas is the second largest city in the state, behind Houston.

     The economy of the Dallas/Fort Worth area is complex and diversified. Key economic factors include a large manufacturing base (including as products military hardware, electronics, automobiles, industrial equipment, oil-field parts, food products and chemicals), banking, insurance services, communications, oil and gas production and air transportation. Major employers in the area include Texas Instruments, Southwestern Bell, General Motors, J. C. Penney, NationsBank and Vought Aircraft Company.

     The Metroplex is also an established transportation center for the nation. The Dallas/Fort Worth International Airport occupies approximately 17,800 acres of land between the two cities. It is the largest commercial airport in the United States in terms of land area, and is the fourth busiest airport in the world, with 1,700 daily arrivals and departures.

     The area also has a well-established system of interstate highways and supporting secondary routes. The Metroplex is located at the hub of Interstates 35, 45, 20 and 30. Two outer loops, Interstate 635 in Dallas and Interstate 820 in Fort Worth, surround the respective cities.

     The many institutions of higher learning in the area include Southern Methodist University, the University of Texas at Dallas, the University of Texas at Arlington, the University of North Texas, and Texas Christian University.

     The Property is located in a well-established area of Dallas near the Red Bird Mall. The area is characterized by various retail centers, restaurants and businesses. Downtown Dallas is an approximately 15-minute drive from the Property. The Property is an approximately 25-minute drive from Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 232 garden-style apartments located in 15 two- and three-story buildings on approximately seven acres of land. The Property was completed in 1984.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company has budgeted approximately $232,000 (and as of June 1, 1997 had expended approximately
$180,000) for repairs and improvements, including clubhouse renovation, painting, wood replacement, and parking lot repair.

     The Property offers seven different unit types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:

                                                          APPROXIMATE
                                                           INTERIOR
                                                             SQUARE      MONTHLY
QUANTITY                      TYPE                          FOOTAGE      RENTAL
----------   ------------------------------------------   -----------   --------
   39        One bedroom, one bath                           578          $400
    9        One bedroom, one bath (view)                    578           410
   36        One bedroom, one bath w/sunroom                 658           435
   12        One bedroom, one bath w/sunroom (view)          658           455
   24        One bedroom, one bath w/WD connections          669           465
   48        One bedroom, one bath w/WD connections,
             FP, bookshelves                                 661           475
   64        Two bedrooms, two baths w/WD connections,
             FP, bookshelves                                 913           610



     The apartments provide a combined total of approximately 165,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased gradually. As an example, a two-bedroom, two-bath apartment rented for $520 in 1992, $520 in 1993, $530 in 1994, $545 in 1995, and $565 in 1996. The average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995 and 1996 was $7.11, $7.11, $7.24, $7.45 and $7.72, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles on plywood.

     The Property has an outdoor swimming pool with a large deck, a hot tub, a controlled access entrance and exit gate, and covered parking for approximately 232 vehicles. The Property also includes a clubhouse with a leasing office. There is also uncovered paved parking for residents.

     Apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a television hook-up, mini-blinds, drapes on sliding glass doors and individually controlled heating and air-conditioning unit. Each kitchen is equipped with a refrigerator/ freezer with ice maker, electric range and oven, dishwasher and garbage disposal. Also, as indicated in the table above, some units have a woodburning fireplace, a utility area with washer/dryer connections, bookshelves, ceiling fans or a sunroom. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

     There are at least 10 apartment properties which compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those of the Property. Based on a recent market survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 95%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 92% in 1992, 93% in 1993, 93% in 1994, 94% in 1995 and 97% in 1996. On July 1, 1997, the Property was 98% occupied. The residents are a mix of blue-collar and white-collar workers, students and retired persons.

     The following  table sets forth the 1996 real estate tax information on the
Property:

                                 ASSESSED
          JURISDICTION             VALUE         RATE           TAX
     -------------------------   ------------   ----------   ------------
     County of Dallas   ......     $5,038,370   $0.46255     $ 23,304.98
     City of Dallas  .........      5,038,370    2.13063      107,349.02
                                                             ------------
      Total    ...............                               $130,654.00


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $4,180,480) will be depreciated over a
27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will be continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $109,170. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                         EAGLE CREST I & II APARTMENTS
                                 IRVING, TEXAS

     On January 30, 1997, the Company purchased the Eagle Crest I & II Apartments, a 484-unit apartment complex having an address of 4013 West Northgate, Irving, Texas (the "Property").


     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $15,650,000, which the Company paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. See above under "Brookfield Apartments" for a description of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, which includes Irving, Texas.

     Irving is approximately eight miles west of the Dallas central business district and approximately 25 miles east of downtown Fort Worth. Irving is a relatively young city with a majority of its development occurring during the latter half of this century. The location of Irving between Dallas and Fort Worth, and near Dallas/Fort Worth International Airport, has enabled it to
garner  a  large  portion  of  the  area's  recent   commercial  and  industrial
development.

     Irving is the site of Las Colinas, one of the nation's largest master-planned real estate developments. The development occupies approximately 12,500 acres and includes residential developments, office space, research, distribution and light industrial facilities, four golf courses, the Las Colinas Sports Club and an equestrian center.

     Las Colinas is targeted to large employers and is the home of numerous regional and national businesses. The Irving employment sector is primarily white-collar. Significant employers in Las Colinas include Exxon, GTE, Aetna, Abbott Laboratories, Boeing, US Sprint, Computer Associates, Allstate

Insurance, Zale Jewelers and the Federal Home Loan Bank Board. In addition, Columbia/HCA Health Care Corporation recently signed an agreement to buy approximately 28 acres in the development. The plans for the land include a community hospital with medical office complex and a full-service acute-care facility.

     Irving has a well-defined highway system. The city is connected to Dallas by State Highway 114 on the northeast, State Highway 183 in its central portion and Interstate 30 on the south.

     The Property is located off of Belt Line Road in Irving. The immediate neighborhood includes other multi-family communities, and residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools, and churches, and is readily accessible from Highways 161 and 183. The Property is an approximately 5-minute drive from Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 484 apartment units in 31 two- and three-story buildings on approximately 18 acres of land. There are 296 apartment units in Phase I, which was built in 1983, and 188 apartment units in Phase II, which was built in 1985.


     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company has budgeted approximately $968,000 (and as of June 1, 1997 had expended approximately
$185,000) for repairs and improvements, including clubhouse renovations, structural repair of shrink/swell soil conditions, painting, and wood replacement.

     The Property offers a wide range of units types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:

                                                      APPROXIMATE
                                                        INTERIOR
                                                          SQUARE       MONTHLY
QUANTITY                     TYPE                         FOOTAGE       RENTAL
----------   ---------------------------------------   -------------   ---------
   116       One bedroom, one bath                            698      $520-530
   120       One bedroom, one bath                            796       550-560
     4       One bedroom, one bath, sunroom, bar              798           590
    48       One bedroom, one bath                            896       595-605
    24       Two bedrooms, one bath                           912       595-605
    63       Two bedrooms, two baths                         1023       670-690
    80       Two bedrooms, two baths                         1089       695-705
     1       Two bedrooms, two baths, sunroom                1123           740
     4       Two bedrooms, two baths, sunroom, bar           1189           765
    21       Two bedrooms, two baths                         1124       760-770
     3       Two bedrooms, two baths, sunroom                1224           820



     The apartments provide a combined total of approximately 429,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased gradually. As an example, a one-bedroom, one-bath apartment rented for $445 in 1992, $445 in 1993, $445 in 1994, $469 in 1995, and $485 in 1996. The average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995 and 1996 was $7.17, $7.17, $7.17, $7.56 and $7.81, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard siding on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has three outdoor swimming pools, two jacuzzis, three laundry facilities, a fitness building, gas grills and ice machines. The Property also has a clubhouse with a leasing office. There is ample paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and individually controlled heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, double stainless steel sink, a dishwasher and garbage disposal. All apartment units include washer/dryer connections for full-sized appliances. Some apartment units feature additional amenities, such as linen closets, a fireplace with mantle, ceiling fans, a pantry closet, a dry bar, an entertainment center, vaulted ceilings, a sunroom and greenhouse windows. The owner of the Property pays for cold water, gas for hot water, sewer service, and trash removal. The tenants pay for their electricity usage, which includes cooking, lighting, heating and air-conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 97%.


     According to information provided by the seller, physical occupancy at the Property averaged approximately 95% in 1992, 94% in 1993, 95% in 1994, 95% in 1995 and 97% in 1996. On July 1, 1997, the Property was 95% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  tables set forth the 1996 real estate tax information on the
Property:

PHASE I

                                       ASSESSED
             JURISDICTION                VALUE         RATE           TAX
     -------------------------------   ------------   ----------   ------------
     County of Dallas   ............     $7,900,000   $0.46255     $ 36,541.45
     City of Irving  ...............      7,900,000    0.50860       40,179.40
     Irving School District   ......      7,900,000    1.66340      131,408.60
                                                                   ------------
     Total  ........................                               $208,129.45


PHASE II

                                       ASSESSED
             JURISDICTION                VALUE         RATE           TAX
     -------------------------------   ------------   ----------   ------------
     County of Dallas   ............     $5,119,340   $0.46255     $ 23,679.51
     City of Irving  ...............      5,119,340    0.50860       26,036.96
     Irving School District   ......      5,119,340    1.66340       85,155.10
                                                                   ------------
     Total  ........................                               $134,871.57
     Grand Total  ..................                               $343,001.02


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $12,550,235) will be depreciated over a
27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will be continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $313,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                               TAHOE APARTMENTS
                               ARLINGTON, TEXAS

     On January 31, 1997, the Company purchased the Tahoe Apartments, a 240-unit apartment complex having an address of 2308 Fair Oaks Drive, Arlington, Texas (the "Property").


     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,690,000, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. See above under "Brookfield Apartments" for a description of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, which includes Arlington, Texas.

     The Property is located in the city of Arlington, which is located between Dallas and Fort Worth. Arlington is approximately 13 miles east of the Fort Worth Central Business district and approximately 20 miles west of the Dallas Central Business District.

     Owing in large part to its location between Dallas and Fort Worth, Arlington has become a focus of business development in the area. Major employers include General Motors, National Semiconductor, Johnson & Johnson, Doskocil Manufacturing Company and Arlington Memorial Hospital. The area is also the site of several large warehousing and distribution companies whose primary market is the Metroplex.

     The University of Texas at Arlington has an enrollment of approximately 23,000 students. Arlington also serves as a major medical center for its own population and for residents of outlying communities as well. Arlington Memorial Hospital has a staff of approximately 1,680 and HCA South Arlington Medical Center has approximately 640 employees, making both of them among the largest employers in the city.

     The immediate area surrounding the Property consists of other multifamily housing, residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools and churches, and is readily accessible from Interstate 20 and Interstate 30.

     DESCRIPTION OF THE PROPERTY. The Property consists of 240 garden-style apartment units in 18 two- and three-story buildings on approximately 9.8 acres of land. The Property was built in 1979.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company has budgeted approximately $316,000 (and as of June 1, 1997 had expended approximately $225,000) for repairs and improvements including clubhouse renovation, retaining wall repairs, landscaping, exterior painting and exterior siding replacement.

     The Property offers five different unit types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:

                                              APPROXIMATE
                                               INTERIOR
                                                SQUARE        MONTHLY
     QUANTITY              TYPE                 FOOTAGE        RENTAL
     ----------   -------------------------   -------------   --------
        64        One bedroom, one bath             480        $400
        64        One bedroom, one bath             575         430
        48        One bedroom, one bath             634         465
        32        Two bedrooms, two baths           941         640
        32        Two bedrooms, two baths         1,027         695


     The apartments provide a combined total of approximately 161,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one bedroom, one bath apartment rented for $320 in 1992, $345 in 1993, $365 in 1994, $394 in 1995, and $404 in 1996. The average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995 and 1996 was $6.41, $6.91, $7.31, $7.89, and $8.09, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has an outdoor swimming pool, a hot tub, two laundry facilities, a fitness center, a sand volleyball court and covered parking for approximately 32 vehicles. The Property also has a clubhouse with a leasing office. There is also uncovered paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds, vertical blinds and an individually controlled heating and air-conditioning unit. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, dishwasher, microwave and garbage disposal. Some units have a woodburning fireplace and washer/dryer connections. The owner of the Property pays for cold water, sewer service, natural gas for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air-conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.


     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1992, 93% in 1993, 95% in 1994, 89% in 1995 and 94% in 1996. On July 1, 1997, the Property was 95% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  table sets forth the 1996 real estate tax information on the
Property:

                                  ASSESSED
          JURISDICTION              VALUE         RATE           TAX
     --------------------------   ------------   ----------   ------------
     County of Tarrant   ......     $4,500,000   $1.90619     $ 85,778.37
     City of Arlington   ......      4,500,000    0.64000       28,800.00
                                                              ------------
      Total  ..................                               $114,578.37


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $4,553,689) will be depreciated over a
27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.


     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $113,800. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                           MILL CROSSING APARTMENTS
                               ARLINGTON, TEXAS

     On February 21, 1997, the Company purchased the Mill Crossing Apartments, a 184-unit apartment complex having an address of 2713 North Collins, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $4,544,121, which was paid entirely in cash using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the city of Arlington, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Arlington, see "Tahoe Apartments" herein.

     The immediate area surrounding the Property consists of other multifamily housing, residential, commercial and retail development. The Property is conveniently located near restaurants, businesses, schools and churches, and is readily accessible from Interstate 20 and Interstate 30.

     DESCRIPTION OF THE PROPERTY. The Property consists of 184 garden-style apartment units in 14 two-story buildings on approximately eight acres of land. The Property was built in 1979.


     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company has budgeted approximately $234,000 (and as of June 1, 1997 had expended approximately $192,000) for repairs and improvements, including painting, clubhouse renovations and parking lot repair.

     The Property offers several different unit types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:

                                                        APPROXIMATE
                                                          INTERIOR
                                                           SQUARE       MONTHLY
     QUANTITY                   TYPE                       FOOTAGE       RENTAL
     ----------   -----------------------------------   -------------   --------
        24        Efficiency                                 452        $400
        48        One bedroom/one bath                       553         425
        24        One bedroom/one bath downstairs            652         450
        24        One bedroom/one bath upstairs              652         465
        24        Two bedrooms/two baths downstairs          860         600
        24        Two bedrooms/two baths upstairs            860         610
         8        Two bedrooms/two baths                   1,075         750
         8        Two bedrooms/two baths/view              1,075         760


     The apartments provide a combined total of approximately 127,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates of the past five years have generally increased. As an example, a one bedroom, one bath apartment rented for $351 in 1992, $360 in 1993, $380 in 1994, $385 in 1995, and $395 in 1996. The average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995 and 1996 was $6.77, $6.95, $7.33, $7.43 and $7.62, respectively.

     The buildings are wood frame construction with a combination of brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingles over plywood.

     The Property has an outdoor swimming pool, clubhouse with leasing office, and two laundry facilities. There is ample paved parking for the tenants.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher, microwave and garbage disposal. Certain units also feature a woodburning fireplace, bookshelves or vaulted ceilings, and all two-bedroom units have washer/dryer connections for full-sized appliances. The owner of the Property pays for cold water, natural gas for hot water, sewer service and trash removal. Tenants pay for their electricity usage, which includes cooking, lighting, heating and air conditioning.

     There are at least six apartment properties that compete with the Property. All offer similar amenities and generally have rents that are higher when compared with those at the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 96%.

     According to information provided by the seller, physical occupancy at the Property averaged approximately 92% in 1992, 93% in 1993, 94% in 1994, 93% in 1995 and 94% in 1996. On July 1, 1997, the Property was 94% occupied. The tenants are a mix of white-collar and blue-collar workers.

     The following  table sets forth the 1996 real estate tax information on the
Property:

                                  ASSESSED
          JURISDICTION              VALUE        TAX RATE      TAX
     --------------------------   ------------   ----------   --------
     County of Tarrant   ......     $3,600,000   $1.90619     $68,623
     City of Arlington   ......      3,600,000    0.64000      23,040
                                                              --------
      Total  ..................                               $91,663


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,681,329) will be depreciated over a
27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Apple Realty Group, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $90,882. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                              POLO RUN APARTMENTS
                               ARLINGTON, TEXAS

     On March 31, 1997, the Company purchased the Polo Run Apartments, a 224-unit apartment complex having an address of 901 Greenway Glen Drive, Arlington, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $6,858,974, which was paid entirely using the Unsecured Line of Credit. The Company subsequently repaid this borrowed amount using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located off of Road to Six Flags in Arlington, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments" herein. For information on Arlington, see "Tahoe Apartments" herein.

     The immediate area surrounding the Property consists of other multi-family housing and residential, commercial and retail development. The Property is located near restaurants, businesses, schools and churches, and is readily accessible from Interstates 20 and 30. The Property is an approximately 20- to 25-minute drive from both downtown Dallas and downtown Fort Worth, as well as the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 224 garden-style apartment units located in 23 two-story buildings on approximately 9.2 acres of land. The Property was completed in 1984.

     The Company believes that the Property has generally been well maintained and is generally in very good condition. However, the Company has budgeted approximately $224,000 (and as of June 1, 1997 had expended approximately $200,000) for repairs and improvements, including painting, siding repairs, pool renovations and clubhouse renovations.

     The Property offers four units types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:

                                                                    APPROXIMATE
                                                                     INTERIOR
                                                                    SQUARE          MONTHLY
QUANTITY                           TYPE                              FOOTAGE        RENTAL
----------   ----------------------------------------------------   -------------   --------
   56        One bedroom, one bathroom w/fireplace                       656          $480
   16        One bedroom, one bathroom w/fireplace and dining
              room                                                       720           525
   88        Two bedrooms, two bathrooms w/fireplace and dining
              room                                                       913           599
   64        Two bedrooms, two bathrooms w/fireplace, dining
             room and vanity                                             981           625



     The apartments provide a combined total of approximately 191,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a two-bedroom, two-bath apartment rented for $485 in 1992, $495 in 1993, $510 in 1994, $530 in 1995, and $560 in 1996. The average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995 and 1996 was $6.42, $6.55, $6.75, $7.01 and $7.41, respectively.

     The buildings are wood frame construction with combination brick veneer and masonite hardboard exteriors on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has two outdoor swimming pools and a clubhouse with weight room, party room (with full bar and kitchen), billiards, steam rooms and a leasing office. There is ample paved parking for tenants.

     Apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, microwave oven, dishwasher and garbage disposal. Each unit also includes a wood-burning fireplace and a washer and dryer. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least six apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 93%.


     According to information provided by the seller, physical occupancy at the Property averaged approximately 94% in 1992, 95% in 1993, 93% in 1994, 94% in 1995 and 96% in 1996. On July 1, 1997, the Property was 94% occupied. The residents are a mix of white-collar and blue-collar workers, students and retired persons.

     The following  table sets forth the 1996 real estate tax information on the
Property:

       JURISDICTION            ASSESSED VALUE      RATE           TAX
  --------------------------   ----------------   ----------   ------------
  County of Tarrant   ......       $5,175,000     $1.90619     $ 98,645.13
  City of Arlington   ......        5,175,000      0.64000       33,120.00
                                                               ------------
   Total  ..................                                   $131,765.13


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $5,967,124) will be depreciated over a
27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company will pay Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $137,179. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                              WILDWOOD APARTMENTS
                                 EULESS, TEXAS

     On March 31, 1997, the Company purchased the Wildwood Apartments, a 120-unit apartment complex having an address of 200 West Bear Creek, Euless, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $3,963,519, which was paid entirely using the Unsecured Line of Credit. The Company subsequently repaid such borrowing on the Unsecured Line of Credit using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in Euless, within Tarrant County, which is a part of "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     The Property is located in the northern portion of Euless. Euless is located between Dallas and Fort Worth, approximately 17 miles east of the Fort Worth central business district and approximately 20 miles west of the Dallas central business district.

     The immediate area surrounding the Property consists of other multi-family housing and residential, commercial and retail development. The Property is located near restaurants, businesses, schools and churches.

     DESCRIPTION OF THE PROPERTY. The Property consists of 120 garden-style apartments located in 10 two-story buildings on approximately 10 acres of land. The Property was built in 1984.

     The Company believes that the Property has generally been well maintained and is generally in very good condition. However, the Company has budgeted approximately $120,000 (and as of June 1, 1997 had expended approximately
$15,000) for certain repairs and improvements, including painting, siding repair, pool renovations and clubhouse renovations.

     The Property offers eight different unit types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:


                                                     APPROXIMATE
                                                       INTERIOR
                                                        SQUARE        MONTHLY
QUANTITY                    TYPE                        FOOTAGE        RENTAL
----------   --------------------------------------   -------------   --------
   17        One bedroom, one bathroom                      525        $469
    7        One bedroom, one bathroom (upgraded)           525         499
   13        One bedroom, one bathroom                      650         544
   11        One bedroom, one bathroom (upgraded)           650         564
   16        One bedroom, one bathroom                      750         559
   16        One bedroom, one bathroom (upgraded)           750         589
   16        Two bedrooms, two bathrooms                    900         750
   24        Two bedrooms, two bathrooms                  1,000         780

     The apartments provide a combined total of approximately 90,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example a one-bedroom, one-bath apartment rented for $340 in 1992, $340 in 1993, $355 in 1994, $395 in 1995, and $420 in 1996. The average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995 and 1996 was $6.96, $6.96, $7.27, $8.09 and $8.60, respectively.

     The buildings are wood frame construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched and covered with composition shingles.

     The Property has an outdoor swimming pool with a waterfall, a jacuzzi, covered picnic areas, a playground, a sand volleyball court, basketball courts, a laundry room and a health club. The Property also has a clubhouse. There is ample paved parking for tenants, and there are 124 covered parking spaces.

     Apartments units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Units also include ceiling fans, intrusion alarms, private balconies and door-to-door trash and recycling service. Each kitchen is equipped with a refrigerator-freezer, electric range and oven, dishwasher, microwave oven and garbage disposal. All but 24 of the units have a fireplace and all of the two-bedroom units include full-sized washer/dryer connections. The Property also has valet laundry service with free delivery for tenants without washers and dryers. The owner of the Property pays for gas usage for hot water and trash removal. Tenants pay for their electricity service, which includes cooking, lighting, heating and air conditioning. Historically, the owner of the Property was responsible for water and sewer charges. However, in February, 1997, the Property was converted to individually-metered water and sewer service. As leases are renewed or replaced, the tenants will become responsible for these charges.

     There are at least six apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 94%.


     According to information provided by the seller, physical occupancy at the Property averaged approximately 93% in 1992, 94% in 1993, 94% in 1994, 95% in 1995 and 96% in 1996. On July 1, 1997, the Property was 90% occupied. The residents are a mix of white-collar and blue-collar workers, students and retired persons.

     The following  table sets forth the 1996 real estate tax information on the
Property:

         JURISDICTION                ASSESSED VALUE      RATE          TAX
----------------------------------   ----------------   ----------   -----------
County of Tarrant  ...............       $3,150,000     $1.10161     $34,700.59
Grapevine School District   ......        3,150,000      1.53779      48,440.39
 Total    ........................                                   $83,140.97


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $3,173,068) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company will pay Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the

Property, or $79,270. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                              TOSCANA APARTMENTS
                                 DALLAS, TEXAS

     On March 31, 1997, the Company purchased the Toscana Apartments, a 192-unit apartment complex having an address of 17910 Kelly Boulevard, Dallas, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $5,854,531. The Company paid all but $125,000 in cash using proceeds from the sale of Shares, and the balance was paid using the Unsecured Line of Credit. The borrowed amount was subsequently repaid using proceeds from the sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located near the intersection of Kelly and Frankford in the north section of Dallas, Texas, which is part of "The Metroplex." For information on The Metroplex, see "Brookfield Apartments," herein.

     The area surrounding the Property consists principally of other multi-family housing and residential, commercial and retail development. The Property is approximately a 20-minute drive from downtown Dallas and an approximately 20-minute drive from the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 192 garden-style apartment units in six two-story buildings on approximately four acres of land. The Property was completed in 1986.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company has budgeted approximately $192,000 (and as of June 1, 1997 had expended approximately $15,000) for repairs and improvements, including painting, clubhouse renovations, and parking area repair.

     The Property offers six different units types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:

                                                      APPROXIMATE
                                                        INTERIOR
                                                         SQUARE        MONTHLY
QUANTITY                    TYPE                         FOOTAGE        RENTAL
----------   --------------------------------------   -------------   --------
   64        Efficiency                                   500            $439
   52        One bedroom, one bathroom                    600             520
   12        One bedroom, one bathroom                    650             530
    8        One bedroom, one bathroom                    650             540
   42        One bedroom, one bathroom                    700             550
   14        One bedroom, one bathroom (upgraded)         700             575


     The apartments provide a combined total of approximately 115,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a 650 square-foot apartment rented for $395 in 1992, $395 in 1993, $425 in 1994, $470 in 1995, and $490 in 1996. The average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995 and 1996 was $7.68, $7.68,
$8.26, $9.13 and $9.52, respectively.

     The buildings are wood frame construction with a combination of brick veneer, stucco and painted wood siding on concrete slab foundations. Roofs are sloped fiberglass shingles on plywood.

     The Property has an outdoor swimming pool with a fountain, a jacuzzi and cabana, a volleyball area, an exercise/weights room, a sauna, three tanning beds, an aerobics room with aerobics classes offered, a billiard room, limited access gates and covered parking. The Property also includes a clubhouse. There is ample paved parking for tenants.

     Each apartment unit has wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, microwave, dishwasher and garbage disposal. Each unit also includes a wood burning fireplace, a stacked washer/dryer unit, ceiling fans, alarm system and vaulted ceilings. The owner of the Property pays for cold water, sewer service, gas usage for hot water and trash removal. Tenants pay for their electricity usage, which includes cooking, lighting, heating and air conditioning.

     There are at least four apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 95%.


     According to information provided by the seller, physical occupancy at the Property averaged approximately 95% in 1992, 95% in 1993, 94% in 1994, 96% in 1995 and 96% in 1996. On July 1, 1997, the Property was 94% occupied. The residents are primarily white-collar workers.

     The following  table sets forth the 1996 real estate tax information on the
Property:

          JURISDICTION                ASSESSED VALUE      RATE          TAX
-----------------------------------   ----------------   ----------   ----------
County of Denton    ...............       $4,519,210     $0.26690     $12,061.77
City of Dallas   ..................        5,030,870      0.67010      33,711.86
Carrollton-Farmers School District         5,030,870      1.46190      73,546.29
 Total  ...........................                                   119,319.92


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $5,096,574) will be depreciated over a
27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company will pay Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $117,091. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                     THE ARBORS ON FOREST RIDGE APARTMENTS
                                BEDFORD, TEXAS

     On April 25, 1997, the Company purchased The Arbors on Forest Ridge Apartments, a 210-unit apartment complex having an address of 2200 Forest Ridge Drive, Bedford, Texas (the "Property").

     The seller was unaffiliated with the Company, the Advisor and their Affiliates. The purchase price was $7,748,907. The Company borrowed the entire purchase price under the Unsecured Line of Credit. The Company plans to repay this borrowed amount using proceeds from the future sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in Bedford within Tarrant County, which is part of "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     Bedford is located between Dallas and Fort Worth,  being  approximately  15 miles east of the Fort Worth  central  business  district and  approximately  20 miles west of the Dallas central business district. The immediate area surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is located near restaurants, businesses, schools and churches, and is readily accessible from Interstates 121 and 183. The Property is an approximately 10-minute drive from the Dallas/Fort Worth International Airport.

     DESCRIPTION OF THE PROPERTY. The Property consists of 210 garden-style apartment units located in 19 two-story buildings on approximately 8.9 acres of land. The Property was completed in 1986.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However the Company had budgeted $210,000 (and as of June 1, 1997 had expended approximately $20,000) for repairs and improvements, including painting, siding repairs, pool renovations and clubhouse renovations.

     The Property offers a variety of unit types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:

                                                                       APPROXIMATE
                                                                         INTERIOR
                                                                          SQUARE
QUANTITY                             TYPE                                 FOOTAGE      MONTHLY RENTAL
----------   -------------------------------------------------------   -------------   ---------------
     8       Contemporary One Bedroom/One Bath Basic                          581             $456
    10       Contemporary One Bedroom/One Bath w/Fireplace                    581              466
     2       Contemporary One Bedroom/One Bath large                          604              461
     8       Contemporary One Bedroom/One Bath large w/Fireplace              615              471
     9       Luxury One Bedroom/One Bath Down                                 684              536
     9       Luxury One Bedroom/One Bath Up                                   684              541
    14       Luxury One Bedroom/One Bath Down w/Fireplace                     684              541
    14       Luxury One Bedroom/One Bath Up w/Fireplace                       684              546
     8       Luxury One Bedroom/One Bath w/View                               684              552
    12       Luxury One Bedroom/One Bath w/View w/Fireplace                   684              557
     8       Conventional One Bedroom/One Bath Lofted Study                   716              536
    11       Conventional One Bedroom/One Bath Lofted Study                   716              541
              w/Fireplace
     9       Conventional One Bedroom/One Bath Lofted Study Large             750              550
              w/Fireplace
    12       Executive One Bedroom/One Bath Down                              775              572
    12       Executive One Bedroom/One Bath Up                                775              582
    12       Executive One Bedroom/One Bath Down w/Fireplace                  775              582
    12       Executive One Bedroom/One Bath Up w/Fireplace                    775              593
    10       Executive One Bedroom/One Bath Study Down                        871              640
    10       Executive One Bedroom/One Bath Study Up                          893              651
    4        Executive One Bedroom/One Bath Study Down w/Fireplace            871              651
    4        Executive One Bedroom/One Bath Study Up                          893              661
              w/Fireplace
    6        Executive One Bedroom/One Bath Study                             871              661
              Down w/View
    6        Executive One Bedroom/One Bath Study Up w/View                   893              666

     The apartments provide a combined total of approximately 169,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a one-bedroom, one-bath apartment ("executive-down") rented for $455 in 1992, $460 in 1993, $500 in 1994, $545 in 1995 and $560 in 1996. The average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995 and 1996 was $6.58, $6.65, $7.52, $7.88 and $8.10, respectively.

     The buildings are wood frame construction with a combination of brick veneer and wood siding on concrete slab foundations. Roofs are pitched composition shingles.

     The Property includes a swimming pool and deck, hot tub/whirlpool, weight room, sand volleyball court, basketball court, gas grills, picnic area, laundry room, curb-side trash pick-up and access gates. The Property also has a clubhouse. There is ample paved parking for tenants, each of whom is assigned one covered parking space and one uncovered parking space.


     Each apartment unit has wall-to-wall carpeting in the living area and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each apartment has ceiling fans and a private balcony or patio, and maid service is available for an extra charge. Each kitchen has a refrigerator/freezer with ice maker, electric range and oven, dishwasher, microwave and garbage disposal. All the apartment units except the junior one bedroom units have a fireplace. Some units also feature decorator bookcases, pass through bar, vaulted ceilings and washer/dryer connections. Currently, the owner of the Property pays for cold water, sewer service and trash removal. The tenants pay for their electricity service, which includes cooking, lighting, heating, hot water and air conditioning. The apartment units have recently been separately metered for water and sewer charges, and it is expected that tenants will bear these charges as leases are renewed or new leases are entered into.

     There are at least five apartment properties which compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in nearby competing properties now averages approximately 91%.


     According to information provided by the seller, physical occupancy at the Property averaged approximately 93% in 1992, 94% in 1993, 96% in 1994, 95% in 1995 and 96% in 1996. On July 1, 1997, the Property was 92% occupied. The residents are a mix of white-collar and blue-collar workers and retired persons.


     The following  table sets forth the 1996 real estate tax information on the
Property:

          JURISDICTION           ASSESSED VALUE      RATE           TAX
     -------------------------   ----------------   ----------   ------------
     County of Tarrant  ......    $5,600,000        $2.54706     $142,635.58


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $7,117,532) will be depreciated over a
27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.


     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company will pay Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $154,978. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                            PACE'S COVE APARTMENTS
                                 DALLAS, TEXAS

     On June 24, 1997, the Company purchased the Pace's Cove Apartments, a 328-unit apartment complex at 13100 Pandora Drive in Dallas, Texas (the "Property"). The seller was unaffiliated with the Company, the Advisor, and their Affiliates. The purchase price was $9,277,355. The Company borrowed the entire purchase price under the Unsecured Line of Credit and will seek to repay this borrowed amount using proceeds from the future sale of Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located in the northern portion of Dallas within "The Metroplex." For information on The Metroplex see "Brookfield Apartments" herein.

     The neighborhood surrounding the Property consists of other multi-family and single-family housing and commercial and retail development. The Property is an approximately 20-minute drive from Dallas/Fort Worth International Airport and an approximately 15-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 328 garden-style apartment units located in 19 two- and three-story buildings on approximately 13 acres of land. The Property was constructed in 1982.

     The Company believes that the Property has generally been well maintained and is generally in good condition. However, the Company has budgeted approximately $75,000 for certain repairs and improvements, including clubhouse renovations.

     The Property offers a variety of unit types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:


                                     APPROXIMATE INTERIOR
QUANTITY            TYPE               SQUARE FOOTAGE        MONTHLY RENTAL
----------   ---------------------   ---------------------   ---------------
   42        One bedroom/                      504                $420
             one bath
   42        One bedroom/                      504                 430
             one bath upstairs
   40        One bedroom/                      572                 440
             one bath
   40        One bedroom/                      572                 450
             one bath upstairs
   42        One bedroom/one                   690                 520
             bath w/fireplace
   42        One bedroom/one                   690                 530
             bath w/fireplace
             upstairs
   20        One bedroom/one                   757                 605
             bath/den w/fireplace
   30        Two bedrooms/two                  925                 645
             baths w/fireplace
   30        Two bedrooms/two                1,026                 680
             baths w/fireplace

     The apartments provide a combined total of approximately 220,000 square feet of net rentable area.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have generally increased. As an example, a downstairs one-bedroom, one-bath apartment (504 square feet) rented for $330 in 1992, $330 in 1993, $370 in 1994, $390 in 1995, and $420 in 1996. The average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995, and 1996 was $7.14, $7.14, $8.01, $8.44, and $9.09, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and stucco with painted trim on concrete slab foundations. Roofs are pitched and covered with asphalt shingles on plywood sheathing.

     The Property has two outdoor swimming pools, a hot tub and jacuzzi, volleyball area, fitness center, laundry facility and covered parking for approximately 328 vehicles. The Property also includes a clubhouse with a leasing office. There is also ample uncovered paved parking for residents.

     Each apartment unit has wall-to-wall carpeting in the living area and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up, miniblinds, and an individual heating and air-conditioning unit. Each kitchen has a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each unit has full-sized washer/dryer connections and a security alarm. The owner of the Property pays for cold water, sewer charges and trash removal. The tenants pay for electricity service, which includes cooking, lighting, heating, hot water and air-conditioning.

     There are at least seven apartment properties that compete with the Property. All offer similar amenities and generally have rents that are lower when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing properties now averages approximately 95%.

     According to information provided by the Seller, physical occupancy at the Property averaged approximately 92% in 1992, 91% in 1993, 93% in 1994, 94% in 1995, and 93% in 1996. As of July 1, 1997, the Property was 91% occupied. The residents are a mix of white-collar and blue-collar workers.

     The following table sets forth the 1996 real estate tax information on the Property.

        JURISDICTION         ASSESSED VALUE      RATE           TAX
     ---------------------   ----------------   ----------   ------------
        City of Dallas           $7,895,980     $0.46255     $ 36,522.86
        County of Dallas          7,895,980      2.13063      168,234.12
        Total                                                $204,756.98


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $7,335,885) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property will be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. The Company will pay Cornerstone Realty Income Trust, Inc. a property acquisition fee equal to 2% of the purchase price of the Property, or $185,547. Cornerstone Realty Income Trust, Inc. will also serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.

                       PROSPECTIVE PROPERTY ACQUISITIONS

     As of the date of this Supplement, the Company is considering the acquisition of two additional properties, information on which is provided below. In addition, the Company is seeking to increase the borrowing limit on its Unsecured Line of Credit to $20 million principal amount at any time outstanding. Assuming the Company is able to increase the borrowing limit on the Unsecured Line of Credit, the Company would expect to use the additional borrowing capacity to fund a portion of the purchase price of the properties described below.

     While the Company is considering the acquisition of the two additional properties described below, as of the date of this Supplement there is no assurance that such properties will be acquired by the Company.

     The Company is evaluating the acquisition of the Chaparosa and Riverhill Apartments ("Chaparosa" and "Riverhill," respectively, and, collectively, the "Property") located at 1201 Meadow Creek Drive and 1101 Meadow Creek Drive, respectively, in Irving, Texas. The Property comprises 362 apartment units. The purchase price for the Property is $13,100,000, and the prospective sellers are unaffiliated with the Company, the Advisor and their Affiliates.

     LOCATION. The Property is located off of MacArthur Boulevard in Irving, Texas. See above under "Brookfield Apartments" for a description of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, which includes Irving. See above under "Eagle Crest I & II Apartments" for a description of Irving.

     The immediate area surrounding the Property consists of other multi-family and single-family housing, and commercial and retail development. The Property is an approximately 15-minute drive from downtown Dallas.

     DESCRIPTION OF THE PROPERTY. The Property consists of 362 garden- and townhouse-style apartment units in 38 two- and three-story buildings on approximately 16.8 acres of land. Chaparosa was built in 1984 and Riverhill was built in 1985. Chaparosa and Riverhill are adjacent to each other.

     Chaparosa offers five different unit types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:

                                                 APPROXIMATE
                                                  INTERIOR
                                                   SQUARE        MONTHLY
     QUANTITY               TYPE                   FOOTAGE        RENTAL
     ----------   ----------------------------   -------------   --------
        42        One bedroom, one bath                713         $575
        32        One bedroom, one bath                830          630
        42        Two bedrooms, two baths             1077          790
        34        Two bedrooms, two baths             1148          825
        20        Two bedrooms, two baths TH          1222          840

     Riverhill offers six different unit types. The unit mix and rents currently being charged new tenants as of July, 1997 are as follows:


                                                   APPROXIMATE
                                                     INTERIOR
                                                      SQUARE        MONTHLY
     QUANTITY               TYPE                      FOOTAGE        RENTAL
     ----------   ----------------------------     -------------   --------
        32        One bedroom, one bath                  665         $585
        36        One bedroom, one bath                  773          610
        16        One bedroom, 1.5 baths TH w/den        928          740
        24        Two bedrooms, two baths                974          760
        48        Two bedrooms, two baths               1062          785
        36        Two bedrooms, 2.5 baths TH            1176          825


     The apartments collectively provide a total of approximately 346,000 square feet of net rentable area.

     Buildings are wood-frame construction with crawl spaces. Roofs are pitched and covered with red tiles. Exteriors are stucco and brick veneer.

     Chaparosa features an outdoor swimming pool and hot tub, a lighted tennis court, a central laundry facility, and a clubhouse with a rental office and lounge. Chaparosa also has access to Canal Park, which is located across from Chaparosa. There is ample paved parking for tenants. Riverhill features an outdoor swimming pool and enclosed whirlpool spa, a lighted tennis court, and a clubhouse with a kitchen, lounge, game room and rental office. Riverhill also has access to Canal Park and ample paved parking for tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and baths, as well as cable television hook-ups and individually controlled heating and air-conditioning units. Each apartment unit has washer/dryer connections, a woodburning fireplace and outside storage. Each kitchen is equipped with a refrigerator/freezer with icemaker, electric range and oven, microwave, dishwasher and garbage disposal. The owner of the property pays for cold water, sewer service, cable television, alarm service and trash removal. The tenants pay for their electricity service, which includes heat, hot water, air-conditioning, cooking and lights.

     As of July 29, 1997, occupancy at Chaparosa was 98% and at Riverhill was 99%. Tenants at both Chaparosa and Riverhill are principally white-collar workers.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As described above under "Developments Involving Cornerstone Realty Income Trust - Authorization for Additional Share Issuance," on July 15, 1997, Cornerstone owned approximately 6.39% of the Company's outstanding Shares. Cornerstone's address is 306 East Main Street, Richmond, Virginia 23219. As of July 1, 1997, no other person was the beneficial owner of more than five percent of any class of the registrant's voting securities.

     The following table shows the beneficial ownership of the Company's Shares by the Company's directors and executive officers as of July 1, 1997.

                                         AMOUNT AND NATURE OF
     NAME OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP     PERCENT OF CLASS
--------------------------------------   ----------------------   -----------------
Glade M. Knight  .....................         5,555.56                   *
Ted W. Smith  ........................                0                   0
Penelope W. Kyle .....................                0                   0
Bruce H. Matson  .....................                0                   0
Lisa B. Kern  ........................                0                   0
All Directors and
 Executive Officers as a Group  ......         5,555.56                   *

----------

* Less than 1% of outstanding Shares

     In addition, at July 1, 1997, Glade M. Knight owned 170,000 Class B Convertible Shares of the Company, and each of Debra A. Jones and Stanley J. Olander, Jr. owned 15,000 Class B Convertible Shares, constituting collectively all of the Company's issued and outstanding Class B Convertible Shares. Information on the Class B Convertible Shares of the Company is set forth under the caption "Principal and Management Stockholders" in the Prospectus. Ms. Jones and Mr. Olander are officers of Cornerstone.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion is based upon the unaudited financial statements of the Company as of March 31, 1997 and the financial statements of the Company as of December 31, 1996. The information should be read in conjunction with the Company's financial statements and notes thereto and the pro forma financial statements and notes thereto of the Company included elsewhere in this Supplement. The Company is operated and has elected to be treated as a REIT for federal income tax purposes.

     LIQUIDITY AND CAPITAL RESOURCES. There was a significant change in the Company's liquidity during the quarter ended March 31, 1997. During the quarter, the Company closed the sale to investors of 4,643,239 Shares (1,666,667 at $9 per Share and 2,976,572 at $10 per Share) representing gross proceeds to the Company of $44,765,718 and net proceeds after payment of selling commissions and other costs of $39,893,637. The Company capitalized $210,600 of improvements to its various properties during the quarter. It is anticipated that some $1,874,000 in additional capital improvements will be completed during the next year on the current portfolio. The source to fund these improvements is from equity raised and set aside specifically for the improvements and from the expected sale of additional Shares.

     During  the  quarter   ended  March  31,  1997,   the  Company  made  seven
acquisitions of residential rental properties as follows:

     PROPERTY NAME           DATE ACQUIRED     UNITS     PURCHASE PRICE      LOCATION
--------------------------   ---------------   -------   ----------------   --------------
Brookfield Apartments        January 1997      232           $ 5,458,485    Dallas, TX
Eagle Crest Apartments       January 1997      484           $15,650,000    Irving, TX
Tahoe Apartments             January 1997      240           $ 5,690,560    Arlington, TX
Mill Crossing Apartments     February 1997     184           $ 4,544,121    Arlington, TX
Polo Run Apartments          March 1997        224           $ 6,858,974    Arlington, TX
Wildwood Apartments          March 1997        120           $ 3,963,519    Euless, TX
Toscana Apartments           March 1997        192           $ 5,854,531    Dallas, TX

     Cash and cash equivalents totaled $1,383,740 at March 31, 1997.

     While the Company is always assessing potential acquisitions, no material commitments existed on May 1, 1997 for the purchase of additional properties. The Company's only on-going commitment for capital expenditures is to the renovation of its existing portfolio. Equity funds have been raised in conjunction with the acquisition of properties to fund capital expenditures for currently held properties. In addition, the Company will acquire new properties as funds are available.

     The Company has short-term cash flow needs to conduct the operation of its properties. The rental income generated from the properties supplies sufficient cash to provide for the payment of these operating expenses.

     The Company's capital resources are expected to grow with the continued sale of its Shares and through operations.

     RESULTS OF OPERATIONS. As operations of the Company began in January 1997, a comparison of the quarters ended March 31, 1997 and 1996 cannot be made. The Company's property operations for the three months ended March 31, 1997 reflect the operations of the Company's seven acquisitions from their respective acquisition dates. For the three months ended March 31, 1997, rental income was $1,155,766.

     The economic occupancy levels for the Company's properties averaged 92% at the end of the three months ended March 31, 1997. Overall, the average rental rate for the portfolio was $516 per month for the three months ended March 31, 1997.

     The Company's other source of income is the investment of its cash and cash reserves. Interest income for the three months ended March 31, 1997 was $84,934.

     Total expenses for the first three months of 1997 was $684,445. The operating expense ratio (the ratio of rental expenses, excluding general and administrative, amortization and depreciation expense, to rental income) was 40% for the three months ended March 31, 1997. General and administrative ex-penses totaled 7% of total rental income for the three months ended March 31, 1997. This percentage is expected to decrease as the Company's asset base and rental income grow. These expenses represent the administrative expenses of the Company as distinguished from the operations of the Company's properties. Depreciation expense for the quarter ended March 31, 1997 was $137,689.

     The Company does not believe that inflation had any significant impact on the operation of the Company during the three months ended March 31, 1997. Future inflation, if any, would likely cause increased operating expenses, but the Company believes that increases in expenses would be offset by increases in rental income. Inflation may also cause capital appreciation of the Company's properties over time, as rental rates and replacement costs increase.

                                    EXPERTS


     The balance sheets of Apple Residential Income Trust, Inc. at December 31, 1996 and August 7, 1996 (date of inception), appearing in this Prospectus and Post-Effective Amendment No. 3 to the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Certain Statements of Income and Direct Operating Expenses of properties, included herein, have been included herein in reliance on the reports of L.P. Martin & Company, P.C., independent certified public accountants, also included herein, and upon the authority of said firm as experts in accounting and auditing.

                    UPDATE ON EXPERIENCE OF PRIOR PROGRAMS

     The following tables set forth updated information (through December 31, 1996) on Cornerstone Realty Income Trust, Inc., a real estate investment trust which was organized by Affiliates of the Advisor of Apple Residential Income Trust, Inc. Please refer to "Experience of Prior Programs" on pages 66 through 70 of the Prospectus for additional information, including the definition of terms used herein.

              TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

     Table I presents a summary of the funds raised and the use of those funds by Cornerstone, whose investment objectives are similar to those of the Company and whose offering closed within three years ending December 31, 1996.

     Dollar Amount Offered   .................................    300,000,000
     Dollar Amount Raised    .................................    300,000,000
     Less Offering Expenses:
      Selling Commissions and Discounts  .....................           7.50%
      Organizational Expenses   ..............................           5.50%
      Other   ................................................           0.00%
     Reserves    .............................................           3.00%
     Percent Available for Investment    .....................          84.00%
     Acquisition Costs:
      Prepaid items and fees to purchase property    .........          82.00%
      Cash downpayment    ....................................           0.00%
      Acquisition fees    ....................................           2.00%
      Other   ................................................           0.00%
     Total Acquisition Costs .................................          84.00%
     Percent Leverage (excluding unsecured debt)  ............           0.00%
     Date offering began  ....................................        May 1993
     Length of offering (in months)   ........................             42
     Months to invest amount available for investment   ......             42

             TABLE II: COMPENSATION TO SPONSOR AND ITS AFFILIATES

     Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates (i) by programs organized by it and closed within three years ended December 31, 1996, and (ii) by all other programs during the three years ended December 31, 1996.

                                                                               OTHER
                                                            CORNERSTONE       PROGRAM
                                                            --------------   -------------
Date offering commenced    ..............................    May 1993         Various
Dollar amount raised    .................................   $300,000,000     $ 35,483,175
Amounts paid to Prior Program Sponsor form proceeds
 of offering:
 Acquisition fees
  Real Estate commission   ..............................   $  3,610,154     $          0
  Advisory fees   .......................................   $          0     $          0
  Other  ................................................   $          0     $          0
Cash generated from operations before deducting
 payments to Prior Program Sponsor ......................   $ 32,791,864     $  7,521,808
Aggregate compensation to Prior Program Sponsor
 Management fees ........................................   $  3,657,580     $    786,540
 Accounting fees   ......................................   $          0     $    161,496
 Reimbursements    ......................................   $  2,717,655     $          0
 Leasing fees   .........................................   $          0     $          0
 Other fees  ............................................   $    515,689     $          0
There have been no fees from property sales or refinanc-
 ings

                TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS

     Table III presents a summary of the annual operating results for Cornerstone, the only offering closed in the five years ending December 31, 1996. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.


                                                       1996               1995             1994           1993
                                                  -----------------   ---------------   -------------   ------------
Capital contributions by year   ...............     $  176,885,206      $ 71,771,027    $23,496,784     $27,846,983
Gross revenue    ..............................     $   40,352,955      $ 16,300,821    $ 8,177,576     $ 1,784,868
Operating expenses  ...........................     $   18,792,291      $  8,216,740    $ 4,690,941     $ 1,079,517
Interest income (expense)    ..................     $   (1,136,438)     $    (65,548)   $   110,486     $    46,633
Depreciation  .................................     $    8,068,063      $  2,788,818    $ 1,210,818     $   255,338
Net income (loss) GAAP basis    ...............     $   (4,169,849)     $  5,229,715    $ 2,386,303     $   496,646
Taxable income   ..............................     $            0      $          0    $         0     $         0
Cash generated from operations  ...............     $   20,162,776      $  9,618,956    $ 3,718,086     $ 1,670,406
Less cash distributed to investors    .........     $   15,934,901      $  6,316,185    $ 2,977,136     $   359,427
Cash generated after cash distribution   ......     $    4,227,875      $  3,302,771    $   740,950     $ 1,310,979
Special items
 Capital contributions, net  ..................     $  144,798,035      $ 71,771,027    $23,496,784     $27,846,983
 Fixed asset additions    .....................     $  194,519,406      $ 75,589,089    $28,557,568     $25,549,790
 Line of credit  ..............................     $   41,603,000      $  3,300,000    $ 5,000,000
Cash generated   ..............................     $   (3,890,496)     $  2,784,709    $   680,166     $ 3,608,172
End of period cash  ...........................     $    3,182,651      $  7,073,147    $ 4,288,438     $ 3,608,272
Tax and distribution data per $1000 invested
Federal income tax results
 Cornerstone Realty Income Trust is a
  REIT and thus is not taxed at the cor-
  porate level
Cash distributions to investors
 Source (on GAAP basis)
  Investment income    ........................     $           78      $         72    $        64     $        37
  Return of capital    ........................     $           12      $         15    $        16     $         0
 Source (on Cash basis)
  Sales    ....................................     $            0      $          0    $         0     $         0
  Refinancings   ..............................     $            0      $          0    $         0     $         0
  Operations  .................................     $           90      $         87    $        80     $        37
  Other    ....................................     $            0      $          0    $         0     $         0

                  INDEX TO FINANCIAL STATEMENTS OF THE COMPANY

                                                                                PAGE
                                                                                -----

COMPANY FINANCIAL STATEMENTS
 Report of Independent Auditors .............................................   F-2
 Balance Sheets at December 31, 1996 and August 7, 1996 (Date of Inception)     F-3
 Notes to the Balance Sheets.   .............................................   F-4
INTERIM FINANCIAL STATEMENTS (UNAUDITED):
 Balance Sheets -- March 31, 1997 and December 31, 1996 .....................   F-7
 Statement of Operations -- Three Months ended March 31, 1997    ............   F-8
 Statement of Shareholders' Equity -- Three Months ended March 31, 1997   ...   F-8
 Statement of Cash Flows -- Three Months ended March 31, 1997    ............   F-9
 Notes to Financial Statements  .............................................   F-10
PROPERTY FINANCIAL STATEMENTS
 Brookfield Apartments:
  Independent Auditors' Report  .............................................   F-13
  Historical Statement of Income and Direct Operating Expenses   ............   F-14
 Eagle Crest I & II Apartments:
  Independent Auditors' Report  .............................................   F-15
  Historical Statement of Income and Direct Operating Expenses   ............   F-16
 Tahoe Apartments:
  Independent Auditors' Report  .............................................   F-17
  Historical Statement of Income and Direct Operating Expenses   ............   F-18
 Mill Crossing Apartments:
  Independent Auditors' Report  .............................................   F-19
  Historical Statement of Income and Direct Operating Expenses   ............   F-20
 Polo Run Apartments:
  Independent Auditors' Report  .............................................   F-21
  Historical Statement of Income and Direct Operating Expenses   ............   F-22
 Wildwood Apartments:
  Independent Auditors' Report  .............................................   F-23
  Historical Statement of Income and Direct Operating Expenses   ............   F-24
 Toscana Apartments:
  Independent Auditors' Report  .............................................   F-25
  Historical Statement of Income and Direct Operating Expenses   ............   F-26
 Arbors on Forest Ridge Apartments:
  Independent Auditors' Report  .............................................   F-27
  Historical Statement of Income and Direct Operating Expenses   ............   F-28

 Pace's Cove Apartments:
  Independent Auditors' Report  .............................................   F-29
  Historical Statement of Income and Direct Operating Expenses   ............   F-30

PRO FORMA FINANCIAL STATEMENTS
 Pro Forma Balance Sheet as of March 31, 1997 (Unaudited)  ..................   F-31
 Pro Forma Statement of Operations for the Year ended December 31, 1996
  (Unaudited) ...............................................................   F-32
 Pro Forma Statement of Operations for the Three Months ended March 31, 1997
  (Unaudited)    ............................................................   F-33

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors And Shareholders Of
Apple Residential Income Trust, Inc.

We have audited the accompanying balance sheets of Apple Residential Income Trust, Inc., as of December 31, 1996 and August 7, 1996 (date of inception). The balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Apple Residential Income Trust Inc., at December 31, 1996 and August 7, 1996 (date of inception), in conformity with generally accepted accounting principles.




                                                               Ernst & Young LLP

Richmond, Virginia
March 26, 1997

                     APPLE RESIDENTIAL INCOME TRUST, INC.

                                BALANCE SHEETS


                                                                            (DATE OF INCEPTION)
                                                        DECEMBER 31, 1996     AUGUST 7, 1996
                                                        ------------------- --------------------
     ASSETS
      Cash   ..........................................       $     100               $100
                                                              =========              =====
     LIABILITIES AND SHAREHOLDERS EQUITY
      Shareholder's equity
      Common stock, no par value
        Authorized 50,000,000 shares; Issued and out-
         standing 10 shares (Notes 2 and 5)                         100                100
      Class B Convertible Stock, no par value. Autho-
        rized 200,000 shares; Issued and outstanding
        200,000 shares (Note 3)   .....................          20,000                 --
      Receivable from principal shareholder   .........         (20,000)                --
                                                              ---------              -----
                                                              $     100               $100
                                                              =========              =====



                   See accompanying notes to balance sheets.

                    APPLE RESIDENTIAL INCOME TRUST, INC.
                          NOTES TO THE BALANCE SHEETS
                               DECEMBER 31, 1996

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Apple Residential Income Trust, Inc. (the "Company") is a Virginia corporation that intends to qualify as a real estate investment trust ("REIT") for federal income tax purposes. The Company, which has no operating history, was formed to invest primarily in existing residential apartment communities in Texas and southwestern regions of the United States. Initial capitalization occurred on August 7, 1996.

Apple Residential Advisors, Inc. (the "Advisor"), which owned 100% of the outstanding common stock of Apple Residential Income Trust, Inc. as of December 31, 1996, is the advisor to the Company and will provide its day-to-day management under a proposed agreement between the Company and the Advisor.

SIGNIFICANT ACCOUNTING POLICIES

INCOME TAXES

The Company intends to make an election to be treated, and expects to qualify, as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company will be allowed a deduction for the amount of dividends paid to its shareholders, thereby subjecting the distributed net income of the Company to taxation only at the shareholder level. The Company's continued qualification as a REIT will depend on its compliance with numerous requirements, including requirements as to the nature of its income and distribution of dividends.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 -- OFFERING OF SHARES

The Company intends to raise capital through a "best-efforts" offering of shares by David Lerner Associates, Inc. (the "Managing Dealer"), which will receive selling commissions and a marketing expense allowance based on proceeds of the shares sold.

A minimum offering of 1,666,667 shares ($15,000,000) must be sold no later than November 19, 1997, or the offering will terminate and investors' subscription payments, with interest, will be refunded to investors. Pending sale of such minimum offering amount, investors' subscription payments will be placed in an escrow account.

NOTE 3 -- CLASS B CONVERTIBLE SHARES


On November 14, 1996, the Company issued 200,000 shares of Class B Convertible Shares to Mr. Glade Knight, President and Chairman of the Board of the Company, for $.10 per share or $20,000 in aggregate.

There are no dividends payable on the Class B Convertible Shares. On liquidation of the Company, the holder of the Class B Convertible Shares is entitled to a liquidation payment of $.10 per Class B Convertible Share before any distribution of liquidation proceeds to the holders of the Common Shares. Holders of more than two-thirds of the Class B Convertible Shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Class B Convertible Shares or create a new class of stock senior to or on a parity with the Class B Convertible Shares. The Class B

                     APPLE RESIDENTIAL INCOME TRUST, INC.
                    NOTES TO THE BALANCE SHEETS -(Continued)

NOTE 3 -- CLASS B CONVERTIBLE SHARES -(Continued)

Convertible Shares are convertible into Common Shares upon and for 180 days following the occurrence of either of the following events: (1) substantially all of the Company's assets, stock or business is sold or otherwise transferred, whether through sale, exchange, merger, consolidation, lease, share exchange or otherwise, or (2) the Advisory Agreement with the Advisor is terminated or not renewed, and the Company ceases to use Apple Residential Management Group, Inc. to provide substantially all of its property management services. Upon the occurrence of either triggering event, each Class B Convertible Share is convertible into a number of Common Shares based upon the gross proceeds raised through the date of conversion in the "best efforts" offering according to the following formula:

     GROSS PROCEEDS RAISED FROM SALES     NUMBER OF COMMON SHARES
        OF COMMON SHARES THROUGH          THROUGH CONVERSION OF ONE
           DATE OF CONVERSION             CLASS B CONVERTIBLE SHARE
     ----------------------------------   --------------------------
             $ 50 million  ............             1.0
             $100 million  ............             2.4
             $150 million  ............             4.2
             $200 million  ............             6.4
             $250 million  ............             8.0

No additional consideration is due upon the conversion of the Class B Convertible Shares. Upon the probable occurrence of a triggering event, the Company will record expense in the statement of operations based on convertibility of the Class B Convertible Shares.


NOTE 4 -- ORGANIZATIONAL AND OFFERING COSTS

As of December 31, 1996, affiliates of the Company have incurred on behalf of the Company organizational and offering costs amounting to approximately $522,000. Upon the sale of 1,666,667 Common Shares, the Company will reimburse the affiliates for these organizational and offering costs.

NOTE 5 -- RELATED PARTIES


The Company has negotiated a Property Management Agreement with Apple Residential Management Group, Inc. ("ARMG") to manage each property to be acquired by the Company for a management fee equal to 5% of gross rental collections, plus reimbursement of certain expenses.

The Company has entered into a Property Acquisition and Disposition Agreement with Apple Realty Group, Inc. ("ARG") to acquire and dispose of real estate assets for the Company. A fee of 2% of the purchase or sale price of the property will be payable for this service.

The Company has entered into an Advisory Agreement with the Apple Residential Advisors, Inc. ("AA") to provide management for the Company and its assets. An annual fee equal to .1% - .25% of total contributions received by the Company will be payable for this service.

Mr. Knight owns 100% of the common stock of ARMG, ARG and AA.

Upon the completion of a public offering of common shares being pursued by Cornerstone Realty Income Trust, Inc., for which Mr. Knight also serves as Chief Executive Officer and Chairman of the Board, Cornerstone will enter into a contract with the Company and subcontracts with Apple Residential Management Group, Inc. and Apple Residential Advisors, Inc. whereby Cornerstone will provide advisory, property management and brokerage services to the Company in exchange for fees and expense reimbursements as described above.

Cornerstone Realty Income Trust, Inc. has a continuing right to own up to 9.8% of the common shares of Apple. In addition, Cornerstone has a right of first refusal to purchase the properties and business of Apple.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
                   NOTES TO THE BALANCE SHEETS -- (Continued)


NOTE 6 -- STOCK INCENTIVE PLANS


The Company has adopted two stock incentive plans (the "Incentive Plan" And "Directors' Plan") to provide incentives to attract and retain directors, officers and key employees. The plans provide for the grant of options to purchase a specified number of shares of common stock ("Options") or grants of restricted shares of common stock ("Restricted Stock") to selected employees and directors of the Company and certain affiliates. A Compensation Committee ("Committee") will be established to implement and administer the plans. The Committee will be responsible for granting Options and shares of Restricted Stock and for establishing the exercise price of Options and the terms and conditions of Restricted Stock.


NOTE 7 - SUBSEQUENT EVENT


For the period January 1, 1997 through March 21, 1997, the Company closed the sale to investors of 4,643,239 shares (1,666,667 at $9 per share and 2,976,572 at $10 per share) representing gross proceeds to the Company of $44,765,718 and net proceeds after payment of selling commissions and other costs of $40,289,146.

During January 1997, effective January 1, 1997, the Company acquired three apartment communities. Brookfield Apartments, a 232- unit apartment community located in Dallas, Texas, was purchased for $5,458,485. Eagle Crest Apartments, a 484-unit apartment community located in Irving, Texas, was purchased for $15,650,000. Tahoe Apartments, a 240-unit apartment community located in Arlington, Texas, was purchased for $5,690,560. During February, 1997, the
Company acquired Mill Crossing Apartments, a 184-unit apartment community located in Arlington, Texas for $4,544,121.

On March 1, 1997 the Company entered into an agreement with a commercial bank to obtain an unsecured revolving line of credit of $10 million. The line of credit expires on March 31, 1998. This agreement allows the Company to finance a portion of the purchase price of property acquisitions. Borrowings under the agreement are evidenced by an unsecured promissory note and bear interest at one-month LIBOR plus 200 basis points. As of March 26, 1997, there have been no borrowings under the agreement.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
                          BALANCE SHEETS (UNAUDITED)


                                                                         MARCH 31,       DECEMBER 31,
                                                                           1997             1996
                                                                        --------------   -------------
ASSETS
 Investment in rental property
 Land ...............................................................    $  8,686,051              --
 Building   .........................................................      40,821,725              --
 Property improvements  .............................................         130,343              --
 Furniture and fixtures .............................................          80,257              --
                                                                          ------------      ---------
                                                                           49,718,376       $       0
 Less accumulated depreciation   ....................................        (137,689)             --
                                                                          ------------      ----------
                                                                           49,580,687               0
                                                                          ------------      ----------
 Cash and cash equivalents ..........................................       1,383,740             100
 Prepaid expenses ...................................................         132,486              --
 Other assets  ......................................................         738,614              --
                                                                          ------------      ----------
                                                                            2,254,840             100
                                                                          ------------      ----------
  Total Assets ......................................................    $ 51,835,527       $     100
                                                                          ============      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
 Notes payable ......................................................    $ 10,000,000              --
 Accounts payable ...................................................         508,843              --
 Accrued expenses ...................................................         643,364              --
 Rents received in advance ..........................................          19,241              --
 Tenant security deposits  ..........................................         214,087              --
                                                                          ------------      ----------
                                                                           11,385,535       $       0
 Shareholders' equity
 Common stock, no par value, authorized 50,000,000 shares; issued
  and outstanding 4,643,249 shares and 10 shares   ..................      39,893,737             100
 Class B convertible stock, no par value. Authorized 200,000 shares;
  issued and outstanding 200,000 shares   ...........................          20,000          20,000
 Receivable from principal shareholder ..............................         (20,000)        (20,000)
 Retained earnings...................................................         556,255              --
                                                                          ------------      ----------
                                                                           40,449,992             100
                                                                          ------------      ----------
  Total Liabilities and Shareholders' Equity ........................    $ 51,835,527       $     100
                                                                          ============      ==========



                See accompanying notes to financial statements.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
                      STATEMENT OF OPERATIONS (UNAUDITED)


                                                             THREE MONTHS
                                                                ENDED
                                                             MARCH 31, 1997
                                                             ---------------
     REVENUE:
      Rental income   ....................................       $1,155,766
     EXPENSES:
      Utilities ..........................................           98,538
      Repairs and maintenance  ...........................           59,600
      Taxes and insurance   ..............................          106,098
      Property management fee  ...........................           60,663
      Advertising  .......................................           33,475
      Other operating expenses ...........................           92,970
      General and administrative  ........................           77,502
      Depreciation of real estate ........................          137,689
      Amortization .......................................            8,476
      Other  .............................................            9,434
                                                                -----------
        Total expenses   .................................          684,445
                                                                -----------
     Income before interest income   .....................          471,321
      Interest income ....................................           84,934
                                                                -----------
     Net income ..........................................       $  556,255
                                                                ===========
     Net income per share   ..............................       $     0.16
                                                                ===========
     Weighted average number of shares outstanding  ......        3,403,759
                                                                ===========

                     APPLE RESIDENTIAL INCOME TRUST, INC.
                 STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)

                                                   COMMON STOCK         CONVERTIBLE CLASS B STOCK
                                             ------------------------- ----------------------------
                                                                                       NET OF
                                                                                     RECEIVABLE                    TOTAL
                                             NUMBER OF                 NUMBER OF   FROM PRINCIPAL      NET     SHAREHOLDERS'
                                               SHARES       AMOUNT       SHARES      SHAREHOLDER     INCOME       EQUITY
                                             ----------- ------------- ----------- ---------------- ---------- --------------
Balance at December 31, 1996 ...............         10   $       100      200,000          $0       $      0   $       100
Net proceeds from the sale of shares  ......  4,643,239    39,893,637           --          --             --    39,893,637
Net income .................................         --            --           --          --        556,255       556,255
                                              ----------  ------------    --------        -----      ---------  ------------
Balance at March 31, 1997 ..................  4,643,249   $39,893,737      200,000          $0       $556,255   $40,449,992
                                              ==========  ============    ========        =====      =========  ============



                See accompanying notes to financial statements.

                     APPLE RESIDENTIAL INCOME TRUST, INC.
                      STATEMENT OF CASH FLOWS (UNAUDITED)



                                                                      THREE MONTHS
                                                                         ENDED
                                                                      MARCH 31, 1997
                                                                      ---------------
      Cash flow from operating activities:
       Net income  ................................................    $     556,255
       Adjustments to reconcile net income to net cash provided by operating activities
         Depreciation and amortization  ...........................          146,165
         Changes in operating assets and liabilities:
          Prepaid expenses  .......................................         (132,486)
          Other assets   ..........................................         (747,090)
          Accounts payable  .......................................          508,843
          Accrued expenses  .......................................          643,364
          Rent received in advance   ..............................           19,241
          Tenant security deposits   ..............................          214,087
                                                                         -------------
Net cash provided by operating activities  ........................        1,208,379
      Cash flow from investing activities:
       Acquisitions of rental property  ...........................      (49,507,776)
       Capital improvements .......................................         (210,600)
                                                                         -------------
Net cash used in investing activities   ...........................      (49,718,376)
      Cash flow from financing activities:
       Proceeds from short-term borrowings ........................       10,000,000
       Net proceeds from issuance of shares   .....................       39,893,637
                                                                         -------------
Net cash provided by financing activities  ........................       49,893,637
Increase in cash and cash equivalents   ...........................        1,383,640
      Cash and cash equivalents, beginning of year  ...............              100
                                                                         -------------
      Cash and cash equivalents, end of period   ..................    $   1,383,740
                                                                         =============


                See accompanying notes to financial statements.

                    APPLE RESIDENTIAL INCOME TRUST, INC
                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                                 MARCH 31, 1997

NOTE 1 -- GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. These financial statements should be read in conjunction with the Company's December 31, 1996 Annual Report on Form 10-K.

The Company was formed in August, 1996. Operations commenced in January, 1997.


During the first quarter of 1997, the Financial Accounting Standards Board issued a new statement on the calculation of earnings per share which is effective beginning in the 4th quarter of 1997 and early adoption is prohibited. Under the new statement, primary and fully dilutive earnings per share are replaced with basic and diluted earnings per share. The Company's basic earnings per share for the three month period ended March 31, 1997 according to the new statement would not change from the reported amounts.

CASH AND CASH EQUIVALENT


Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value.

INVESTMENT IN RENTAL PROPERTY

The Company records impairment losses on rental property used in the operations if indicators of impairment are present and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset's fair value and its carrying value.

The investment in rental property is recorded at the historical cost less depreciation and includes real estate brokerage commissions paid to Apple Realty Group, a related party, for purchases prior to March 1, 1997, and Cornerstone Realty Income Trust, Inc. after March 1, 1997.

INCOME RECOGNITION

Rental, interest and other income are recorded on an accrual basis. The Company's properties are leased under operating leases that, typically, have terms that do not exceed one year.

ADVERTISING COSTS


Costs incurred for advertising are expensed as incurred.


INCOME PER SHARE

Net income per share is computed based upon the weighted average number of shares outstanding during the year. Potentially dilutive securities are not included since their inclusion would not materially dilute net income per share.

                      APPLE RESIDENTIAL INCOME TRUST, INC
            NOTES TO FINANCIAL STATEMENTS (UNAUDITED)-- (Continued)

NOTE 2 -- NOTES PAYABLE

On March 1, 1997, the Company entered into an agreement with a commercial bank to obtain an unsecured revolving line of credit of $10 million. The line of credit expires on March 31, 1998. Borrowings under the agreement are evidenced by an unsecured promissory note and bear interest at one-month LIBOR plus 200 basis points. As of March 31, 1997 the interest rate on the unsecured line of credit was 7.6875%.

The Company borrowed $10,000,000 on March 31, 1997 in conjunction with property acquisitions against the line of credit. In April 1997, the Company repaid $8,500,000 with proceeds from the additional sale of shares.

NOTE 3 -- COMMON STOCK

The Company received gross proceeds of $44,765,718 ($39,893,637 net of selling commissions and other offering expenses) from the sale of 4,643,239 shares for the three months ended March 31, 1997. As of March 31, 1997, David Lerner
Associates, Inc. has earned a total of $4,476,572 in connection with the offering of the Company's shares. The Company provides an Additional Share Option to the shareholders to reinvest distributions in the purchase of additional shares of the Company. As of March 31, 1997, no funds had been reinvested.


No distributions were made or declared during the quarter ended March 31, 1997.


NOTE 4 -- RELATED PARTIES


Prior to February 28, 1997, the Company had contracted with Apple Residential Management Group, Inc. (the "Management Company") to manage the acquired properties, Apple Residential Advisors, Inc. (the "Advisor") to advise and provide the Company with day to day management, and Apple Realty Group, Inc. to acquire and dispose of real estate assets held by the Company. The Company paid the Management Company a management fee equal to 5% of rental income plus reimbursement of certain expenses in the amount of $61,135. The Company paid the Advisor a fee equal to .1% to .25% of total contributions received by the Company in the amount of $13,585. The Company paid Apple Realty Group, Inc. a fee of 2% of the purchase price of the acquired properties in the amount of $624,863.

Effective March 1, 1997, with the approval of the Company, Cornerstone Realty Income Trust Inc. ("Cornerstone"), for which Mr. Knight also serves as Chief Executive Officer and Chairman of the Board, entered into subcontract agreements with the Management Company and the Advisor whereby Cornerstone will provide advisory and property management services to the Company in exchange for fees and expense reimbursement per the same terms described above.


Effective March 1, 1997, with the consent of the Company, Cornerstone acquired all the assets of Apple Realty Group, Inc. The sole material asset of the company was the acquisition/disposition agreement with the Company. Cornerstone paid $350,000 in cash and issued 150,000 common shares in exchange for the assignment of the rights to the acquisition/disposition agreement. Cornerstone will be entitled to a real estate commission equal to 2% of the gross purchase price of the Company's properties. As of March 31, 1997, Cornerstone had earned approximately $102,242 (net of expenses) for all of the subcontracted and acquired services.


During the quarter, the Company granted Cornerstone a continuing right to own up to 9.8% of the common shares of the Company at the market price, net of selling commissions. Cornerstone committed to purchase shares of the Company for approximately $3.8 million which represented approximately 9.5% of the total common shares of the Company outstanding as of March 1, 1997. In April 1997, Cornerstone purchased 417,777 common shares of the Company. Cornerstone intends to make quarterly evaluations to purchase additional common shares of the Company as of the end of each calendar

                      APPLE RESIDENTIAL INCOME TRUST, INC
             NOTES TO FINANCIAL STATEMENTS (UNAUDITED)-(Continued)

NOTE 4 -- RELATED PARTIES -(Continued)

quarter in order to maintain its ownership of approximately 9.5% of the outstanding common shares of the Company, and may make such purchases if the Cornerstone board of directors deems such action to be in the best interests of Cornerstone and its shareholders.

NOTE 5 -- SUBSEQUENT EVENTS

In April 1997, the Company distributed to its shareholders approximately $680,821 (20 cents per share) of which approximately $445,114 was reinvested in the purchase of additional shares through the Additional Share Option. In April 1997, the Company closed the sale to investors of 542,066 shares at $10 per share, representing net proceeds to the Company of $4,878,599.

In April, 1997, the Company purchased The Arbors at Forest Ridge a 210-unit apartment community located in Bedford, Texas for $7,748,907.

NOTE 6 -- ACQUISITIONS


The following unaudited pro forma information for the three months ended March 31, 1997 is presented as if (a) the Company had owned the properties listed below on January 1, 1997, (b) the Company had qualified as a REIT, distributed at least 95% of its taxable income and, therefore incurred no federal income tax expense during the period, and (c) the Company had used proceeds from its best efforts offering to acquire the properties. The Company had no operations prior to December 31, 1996. The pro forma information does not purport to represent what the Company's results of operations would actually have been if such transactions, in fact, had occurred on January 1, 1997, nor does it purport to represent the results of operations for future periods.

                                                    THREE MONTHS
                                                       ENDED
                                                      3/31/97
                                                  --------------
          Rental Income   .....................       $1,231,461
          Net Income   ........................       $  566,772
          Net Income Per Share  ...............       $      .16

The pro forma information reflects adjustments for the actual rental income and rental expenses of Brookfield, Eagle Crest, Tahoe and Mill Crossing Apartments for periods in 1997 prior to their acquisitions by the Company. Net income has been adjusted as follows: (1) property management and advisory expenses have been adjusted based on the Company's contractual arrangements of 5% of revenues from rental income plus reimbursement of certain monthly expenses estimated to be $2.50 per unit; (2) advisory expenses have been adjusted based on the Company's contractual arrangement of .25% of annual gross proceeds of common stock raised; and (3) depreciation has been adjusted based on the Company's allocation of purchase price to buildings over an estimated useful life of 27.5 years.

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Brookfield Apartments located in Dallas, Texas for the twelve month period ended December 31, 1996. This statement is the responsibility of the management of Brookfield Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Brookfield Apartments (as defined above) for the twelve month period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                       L.P. Martin & Co., P.C.


Richmond, Virginia
March 19, 1997

                             BROOKFIELD APARTMENTS
        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY
                     TWELVE MONTHS ENDED DECEMBER 31, 1996

     INCOME
       Rental and Other Income  ........................    $1,198,543
                                                            -----------
     DIRECT OPERATING EXPENSES
       Administrative and Other ........................       122,269
       Insurance    ....................................        18,936
       Repairs and Maintenance  ........................       174,233
       Taxes, Property .................................       133,700
       Utilities .......................................        92,664
                                                            -----------
          Total Direct Operating Expenses   ............       541,802
                                                            -----------
          Operating income exclusive of items not com-
           parable to the proposed future operations of
           the property  ...............................    $  656,741
                                                            ===========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Brookfield Apartments is a 232 unit residential garden style apartment complex located on 6.936 acres in Dallas, Texas. Living space totals 165,544 square feet.

During the financial statement period, the assets comprising the property were owned by Paragon Group, L.P., an entity non-affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property in January, 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization and management fees.

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Eagle Crest Apartments located in Irving, Texas for the twelve month period ended December 31, 1996. This statement is the responsibility of the management of Eagle Crest Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Eagle Crest Apartments (as defined above) for the twelve month period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                        L.P. Martin & Co., P.C.


Richmond, Virginia
March 27, 1997

                            EAGLE CREST APARTMENTS
        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY
                     TWELVE MONTHS ENDED DECEMBER 31, 1996

     INCOME
       Rental and Other Income  ........................   $3,196,618
                                                           -----------
     DIRECT OPERATING EXPENSES
       Administrative and Other ........................      212,613
       Insurance .......................................       93,379
       Repairs and Maintenance  ........................      379,120
       Taxes, Property .................................      345,167
       Utilities .......................................      305,101
                                                           -----------
          Total Direct Operating Expenses   ............    1,335,380
                                                           -----------
          Operating income exclusive of items not com-
           parable to the proposed future operations of
           the property  ...............................   $1,861,238
                                                           ===========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Eagle  Crest  Apartments  is  a  residential   garden  style  apartment  complex
consisting of two phases totaling 484 units located on 17.88 acres in Irving, Texas. Living space totals 429,300 square feet.

During the financial statement period, the assets comprising the property were owned by entities not affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property on January 30, 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, legal and professional and management fees.

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Tahoe Apartments located in Arlington, Texas for the twelve month period ended December 31, 1996. This statement is the responsibility of the management of Tahoe Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.


In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Tahoe Apartments (as defined above) for the twelve month period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                        L. P. Martin & Co., P.C.

Richmond, Virginia
April 11, 1997

                                TAHOE APARTMENTS
         STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                   ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY
                      TWELVE MONTHS ENDED DECEMBER 31, 1996

     INCOME
       Rental and Other Income  ........................    $1,200,270
                                                            -----------
     DIRECT OPERATING EXPENSES
       Administrative and Other ........................       118,781
       Insurance .......................................        30,606
       Repairs and Maintenance  ........................       351,750
       Taxes, Property .................................       114,578
       Utilities .......................................       149,166
                                                            -----------
          Total Direct Operating Expenses   ............       764,881
                                                            -----------
          Operating income exclusive of items not com-
           parable to the proposed future operations of
           the property  ...............................    $  435,389
                                                            ===========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Tahoe Apartments is a 240 unit residential garden style apartment complex located on 17.88 acres in Arlington, Texas. Living space totals 160,928 square feet.

During the financial statement period, the assets comprising the property were owned by two separate entities, neither of which was affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property on January 31, 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, legal fees and management fees. Also, excluded are certain employee bonuses which one of the former owners paid when they sold the apartment project.

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Mill Crossing Apartments located in Arlington, Texas for the twelve month period ended January 31, 1997. This statement is the responsibility of the management of Mill Crossing Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Mill Crossing Apartments (as defined above) for the twelve month period ended January 31, 1997, in conformity with generally accepted accounting principles.

                                        L. P. Martin & Co., P.C.

Richmond, Virginia
April 29, 1997

                           MILL CROSSING APARTMENTS
        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY
                  TWELVE MONTH PERIOD ENDED JANUARY 31, 1997

     INCOME
       Rental and Other Income  ........................   $ 908,336
                                                           ----------
     DIRECT OPERATING EXPENSES
       Administrative and Other ........................     102,522
       Insurance .......................................      23,714
       Repairs and Maintenance  ........................     216,500
       Taxes, Property .................................      91,663
       Utilities .......................................     148,270
                                                           ----------
          Total Direct Operating Expenses   ............     582,669
                                                           ----------
          Operating income exclusive of items not com-
           parable to the proposed future operations of
           the property  ...............................   $ 325,667
                                                           ==========



         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Mill Crossing Apartments is a 184 unit garden style apartment complex located on 8 acres in Arlington, Texas. Living space totals 127,168 square feet.

During the financial statement period, the assets comprising the property were owned by two separate entities, neither of which was affiliated with Apple Residential Income Trust, Inc. Apple Residential Income Trust, Inc. purchased the property in February 1997.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, legal fees and management fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Polo Run Apartments located in Arlington, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of Polo Run Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Polo Run Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                        L. P. Martin & Co., P.C.

Richmond, Virginia
May 21, 1997

                              POLO RUN APARTMENTS
        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY
                     TWELVE MONTHS ENDED FEBRUARY 28, 1997

     INCOME
       Rental and Other Income  ........................   $1,304,547
                                                          -----------
     DIRECT OPERATING EXPENSES
       Administrative and Other ........................      101,400
       Insurance .......................................       28,521
       Repairs and Maintenance  ........................      257,602
       Taxes, Property .................................      133,509
       Utilities    ....................................      128,924
                                                          -----------
          Total Direct Operating Expenses   ............      649,956
                                                          -----------
          Operating income exclusive of items not com-
           parable to the proposed future operations of
           the property  ...............................   $  654,591
                                                          ===========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Polo Run Apartments is a 224 unit residential garden style apartment complex located on 9.15 acres in Arlington, Texas.

During the financial statement period, the assets comprising the property were owned by A V Polo Run Associates, Ltd. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation and management fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Wildwood Apartments located in Euless, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of Wildwood Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Wildwood Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.


                                        L. P. Martin & Co., P.C.


Richmond, Virginia
June 4, 1997

                              WILDWOOD APARTMENTS
        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                           OPERATIONS OF THE PROPERTY
                  TWELVE MONTH PERIOD ENDED FEBRUARY 28, 1997

     INCOME
       Rental and Other Income  ........................   $ 809,555
                                                           ----------
     DIRECT OPERATING EXPENSES
       Administrative and Other ........................     110,035
       Insurance .......................................      15,246
       Repairs and Maintenance  ........................     123,470
       Taxes, Property .................................      85,616
       Utilities    ....................................      78,937
                                                           ----------
          Total Direct Operating Expenses  .............     413,304
                                                           ----------
          Operating income exclusive of items not com-
           parable to the proposed future operations of
           the property  ...............................   $ 396,251
                                                           ==========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Wildwood  Apartments  is a 120 unit garden style  apartment  complex  located on
10.01 acres in Euless, Texas.

The assets comprising the property were owned by Western Rim Investors 1991-4, L.P., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation, amortization, professional fees and management fees.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Toscana Apartments located in Dallas, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of Toscana Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Toscana Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.


                                        L. P. Martin & Co., P.C.


Richmond, Virginia
June 4, 1997

                              TOSCANA APARTMENTS
        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY
                  TWELVE MONTH PERIOD ENDED FEBRUARY 28, 1997


     INCOME
       Rental and Other Income  ........................   $1,083,249
                                                           -----------
     DIRECT OPERATING EXPENSES
       Administrative and Other ........................      128,884
       Insurance .......................................       18,985
       Repairs and Maintenance  ........................      117,117
       Taxes, Property .................................      123,710
       Utilities    ....................................       84,886
                                                           -----------
          Total Direct Operating Expenses ..............      473,582
                                                           -----------
          Operating income exclusive of items not com-
           parable to the proposed future operations of
           the property  ...............................   $  609,667
                                                           ===========




         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

Toscana Apartments is a 192 unit garden style apartment complex located on 3.975 acres in Dallas, Texas.

The assets comprising the property were owned by Western Rim Investors 1993-2, L.P., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation, amortization, professional fees and management fees.

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
Apple Residential Income Trust, Inc.
Richmond, Virginia

We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property The Arbors on Forest Ridge Apartments located in Bedford, Texas for the twelve month period ended February 28, 1997. This statement is the responsibility of the management of The Arbors on Forest Ridge Apartments. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 1 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of The Arbors on Forest Ridge Apartments (as defined above) for the twelve month period ended February 28, 1997, in conformity with generally accepted accounting principles.



                                                        L. P. Martin & Co., P.C.


Richmond, Virginia
June 4, 1997

                       ARBORS ON FOREST RIDGE APARTMENTS
        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE

                          OPERATIONS OF THE PROPERTY

     INCOME
       Rental and Other Income  ........................   $1,381,014
                                                           -----------
     DIRECT OPERATING EXPENSES
       Administrative and Other ........................      111,636
       Insurance .......................................       34,263
       Repairs and Maintenance  ........................      109,577
       Taxes, Property .................................      147,923
       Utilities    ....................................       85,182
                                                           -----------
          Total Direct Operating Expenses  .............      488,581
                                                           -----------
          Operating income exclusive of items not com-
           parable to the proposed future operations of
           the property  ...............................   $  892,433
                                                           ===========

         NOTE TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

The Arbors on Forest Ridge Apartments is a 210 unit garden style apartment complex located on 8.913 acres in Bedford, Texas.

The assets comprising the property were owned by Western Rim Investors 1992-5, L.P., an entity unaffiliated with Apple Residential Income Trust, Inc., during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.


In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are property depreciation, amortization, professional fees and management fees.

                         INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
Apple Residential Income Trust, Inc.
Richmond, Virginia

     We have audited the accompanying statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Pace's Cove Apartments located in Dallas, Texas for the twelve month period ended May 31, 1997. This statement is the responsibility of the management of Pace's Cove Apartments. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in a filing by Apple Residential Income Trust, Inc.) and excludes material expenses, described in Note 2 to the statement, that would not be comparable to those resulting from the proposed future operations of the property.

     In our opinion, the statement referred to above presents fairly, in all material respects, the income and direct operating expenses of Pace's Cove Apartments (as defined above) for the twelve month period ended May 31, 1997, in conformity with generally accepted accounting principles.

                                                         L.P. Martin & Co., P.C.

Richmond, Virginia
July 22, 1997

                            PACE'S COVE APARTMENTS
        STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES EXCLUSIVE OF
                  ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY
                    TWELVE MONTH PERIOD ENDED MAY 31, 1997

     INCOME
       Rental and Other Income ..........................   $1,832,695
                                                           -----------
     DIRECT OPERATING EXPENSES
       Administrative and Other   .......................      237,030
       Insurance   ......................................       42,627
       Repairs and Maintenance ..........................      273,102
       Taxes, Property   ................................      213,985
       Utilities   ......................................      118,907
                                                           -----------
          Total Direct Operating Expenses  ..............      885,651
                                                           -----------
          Operating income exclusive of items not com-
           parable to the proposed future operations of
           the property .................................   $  947,044
                                                            ===========

        NOTES TO THE STATEMENT OF INCOME AND DIRECT OPERATING EXPENSES
           EXCLUSIVE OF ITEMS NOT COMPARABLE TO THE PROPOSED FUTURE
                          OPERATIONS OF THE PROPERTY

NOTE 1 -- ORGANIZATION

Pace's Cove Apartments is a 328 unit garden style  apartment  complex located on
12.97 acres in Dallas, Texas. The assets comprising the property were owned by Intercapital Portfolio 944 I Limited Partnership, an entity unaffiliated with Apple Residential Income Trust, Inc. during the financial statement period. Apple Residential Income Trust, Inc. subsequently purchased the property.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE AND EXPENSE RECOGNITION

The accompanying statement of rental operations has been prepared using the accrual method of accounting. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, the statement of income and direct operating expenses excludes interest and non rent related income and expenses not considered comparable to those resulting from the proposed future operations of the property. Excluded expenses are mortgage interest, property depreciation, amortization, legal and professional fees and management fees.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REPAIRS AND MAINTENANCE

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

ADVERTISING

Advertising costs are expensed in the period incurred.

           PRO FORMA BALANCE SHEET AS OF MARCH 31, 1997 (UNAUDITED)

The accompanying Unaudited Pro Forma Balance Sheet as of March 31, 1997 is presented as if the Company had owned the properties included in the table below as of March 31, 1997. In the opinion of management, all adjustments necessary to reflect the effects of the offering have been made.

The Unaudited Pro Forma Balance Sheet is presented for comparative purposes only, and is not necessarily indicative of what the actual financial position of the Company would have been at March 31, 1997, nor does it purport to represent the future financial position of the Company. This Unaudited Pro Forma Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Company. The Pro Forma column assumes the Company used the proceeds from its "best efforts" offerings to acquire certain properties.


                                         HISTORICAL       THE ARBORS      PACE'S COVE
                                           BALANCE        PRO FORMA       PRO FORMA         TOTAL
                                            SHEET         ADJUSTMENTS     ADJUSTMENTS     PRO FORMA
                                         --------------   -------------   -------------   -------------
ASSETS
Investment in rental property
 Land   ..............................    $  8,686,051       $  711,350      $1,987,209    $ 11,384,610
 Building  ...........................      40,821,725        7,192,535       7,475,693    $ 55,489,953
 Property improvements ...............         130,343               --              --         130,343
 Furniture and fixtures   ............          80,257               --              --          80,257
                                           ------------     -----------     -----------     ------------
                                            49,718,376        7,903,885       9,462,902      67,085,163
 Less accumulated depreciation  ......        (137,689)              --              --        (137,689)
                                           ------------     -----------     -----------     ------------
                                            49,580,687        7,903,885       9,462,902      66,947,474
 Cash and cash equivalents   .........       1,383,740               --              --       1,383,740
 Prepaid expenses   ..................         132,486               --              --         132,486
 Other assets    .....................         738,614               --              --         738,614
                                           ------------     -----------     -----------     ------------
Total Assets  ........................    $ 51,835,527       $7,903,885      $9,462,902    $ 69,202,314
                                           ============     ===========     ===========     ============
LIABILITIES
 Notes payable   .....................    $ 10,000,000               --              --    $ 10,000,000
 Accounts payable   ..................         508,843               --              --         508,843
 Accrued expenses   ..................         643,364               --              --         643,364
 Rents received in advance   .........          19,241               --              --          19,241
 Tenant security deposits    .........         214,087               --              --         214,087
                                           ------------     -----------     -----------     ------------
                                            11,385,535               --              --      11,385,535
SHAREHOLDERS' EQUITY
 Common stock, no par value  .........    $ 39,893,737       $7,903,885      $9,462,902    $ 57,260,524
 Class B Convertible Stock, no par
  value ..............................          20,000               --              --          20,000
 Receivable from principal share-
  holder                                       (20,000)              --              --         (20,000)
 Net income   ........................         556,255               --              --         556,255
                                           ------------     -----------     -----------     ------------
                                            40,449,992        7,903,885       9,462,902      57,816,779
                                           ------------     -----------     -----------     ------------
Total Liabilities and Shareholders'
 Equity ..............................    $ 51,835,527       $7,903,885      $9,462,902    $ 69,202,314
                                           ============     ===========     ===========     ============

NOTES TO PRO FORMA BALANCE SHEET

Pro Forma adjustments represent the purchase price of the related property, including the 2% acquisition fee to Cornerstone Realty Income Trust, Inc. allocated between land and building. Adjustments to common stock reflect the net proceeds from sales of common stock from the Company's continuous offering.

                       PRO FORMA STATEMENT OF OPERATIONS
               FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)

The accompanying Unaudited Pro Forma Statement of Operations for the year ended December 31, 1996 is presented as if (a) the Company had acquired the properties shown below on January 1, 1996; (b) the Company had qualified as a REIT, distributed at least 95% of its taxable income and, therefore, incurred no federal income tax liability for the period presented; and (c) the Company had used proceeds from its best efforts offering to acquire the properties. The Company had no operations during the period ending December 31, 1996. Accordingly, the Company had no revenue or operating profits or loss. In the opinion of Management, all adjustments necessary to reflect the effects of these transactions have been made.

The Unaudited Pro Forma Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual results of the Company would have been for the year ended December 31, 1996 if the acquisitions and Offering had occurred at the beginning of the period presented, nor does it purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Company.

                                    HISTORICAL     BROOKFIELD   EAGLE CREST      TAHOE      MILL CROSSING     POLO RUN
                                   STATEMENT OF    PRO FORMA     PRO FORMA     PRO FORMA      PRO FORMA      PRO FORMA
                                    OPERATIONS    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS
                                   -------------- ------------- ------------- ------------- --------------- -------------
Dates of Acquisitions ............      --            1/31/97       1/31/97       1/31/97         2/28/97       3/31/97
Rental income   ..................      --         $1,198,543    $3,196,618    $1,200,270        $908,336    $1,304,547
Expenses
  Utilities ......................      --             92,664       305,101       149,166         148,270       128,924
  Repairs and maintenance  .......      --            174,233       379,120       351,750         216,500       257,602
  Taxes and insurance   ..........      --            152,636       438,546       145,184         115,377       162,030
  Property management fee  .......      --                 --            --            --              --            --
  Advertising  ...................      --             30,567        53,153        29,695          25,631        25,350
  Other operating expenses .......      --                 --            --            --              --            --
  General and administrative  ....      --                 --            --            --              --            --
                                        --                 --            --            --              --            --
  Depreciation of real estate ....      --                 --            --            --              --            --
  Amortization ...................      --                 --            --            --              --            --
  Other  .........................      --             91,702       159,460        89,086          76,891        76,050
                                        ---        -----------   -----------   -----------       ---------   -----------
                                        --            541,802     1,335,380       764,881         582,669       649,956
Interest before interest income...      --            656,741     1,861,238       435,389         325,667       654,591
  Interest income ................      --                 --            --            --              --            --
                                        ---        -----------   -----------   -----------       ---------   -----------
Net income   .....................      --         $  656,741    $1,861,238    $  435,389        $325,667    $  654,591
                                        ===        ===========   ===========   ===========       =========   ===========
Net income per share  ............      --
                                        ===
Weighted average number of
 shares outstanding ..............      --
                                        ===



                                     WILDWOOD        TOSCANA     THE ARBORS      PACES
                                     PRO FORMA      PRO FORMA     PRO FORMA      COVE         PRO FORMA        TOTAL
                                    ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS     PRO FORMA
                                   -------------- ------------- ------------- ------------- --------------- -------------
Dates of Acquisitions ............      3/31/97      3/31/97       4/25/97       6/30/97                --              --
Rental income   ..................     $809,555   $1,083,249    $1,381,014    $1,832,695                --     $12,914,827
Expenses
  Utilities ......................       78,937       84,886        85,182       118,907                --       1,192,037
  Repairs and maintenance  .......      123,470      117,117       109,577       273,102                --       2,002,471
  Taxes and insurance   ..........      100,862      142,695       182,186       256,812                --       1,696,128
  Property management fee  .......           --           --            --            --           620,527 (A)     620,527
  Advertising  ...................       27,509       32,221        27,909        59,257                --         311,292
  Other operating expenses .......           --           --            --            --                --              --
  General and administrative  ....           --           --            --            --           142,211 (B)     452,211
                                             --           --            --            --           310,000 (D)          --
  Depreciation of real estate ....           --           --            --            --         1,726,751 (C)   1,726,751
  Amortization ...................           --           --            --            --                --
  Other  .........................       82,526       96,663        83,727       177,773                --         933,878
                                      ---------   -----------   -----------   -----------      -------------   ------------
                                        413,304      473,582       488,581       885,651         2,799,489       8,935,295
Interest before interest income.        396,251      609,667       892,433       947,044        (2,799,489)      3,979,532
  Interest income ................           --           --            --            --                --              --
                                      ---------   -----------   -----------   -----------      -------------   ------------
Net income   .....................     $396,251   $  609,667    $  892,433    $  947,044       $(2,799,489)    $ 3,979,532
                                      =========   ===========   ===========   ===========      =============   ============
Net income per share  ............                                                                             $      0.59
                                                                                                               ============
Weighted average number of
 shares outstanding ..............                                                               6,705,113 (E)   6,705,113
                                                                                               ============    ============

(A) Represents the property management fees of 5% of rental income and processing costs equal to $2.50 per apartment per month charged by the external management company for the period of time not owned by the company.
(B) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the company.
(C) Represents the depreciation expense of the properties acquired based on the purchase price, excluding amounts allocated to land, of the properties for the period of time not owned by the company. The weighted average life of the property depreciated was 27.5 years.
(D) Represents the expenses related to operations as a public REIT, which consists of directors and officers insurance, investor relations, corporate accounting, legal and director expenses.
(E) Represents additional common shares assuming the properties were acquired on January 1, 1996 with the "best efforts" offering of $9 per share for the first $15 million and $10 per share above $15 million.

                       PRO FORMA STATEMENT OF OPERATIONS
             FOR THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)


The accompanying Unaudited Pro Forma Statement of Operations for the three months ended March 31, 1997 is presented as if (a) the Company had acquired the properties shown below on January 1, 1997; (b) the Company had qualified as a REIT, distributed at least 95% of its taxable income and, therefore, incurred no federal income tax liability for the period presented; and (c) the Company had used proceeds from its best efforts offering to acquire the properties. In the opinion of Management, all adjustments necessary to reflect the effects of these transactions have been made.

The Unaudited Pro Forma Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual results of the Company would have been for the three months ended March 31, 1997 if the acquisitions and Offering had occurred at the beginning of the period presented, nor does it purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of the Company.

                                    HISTORICAL     BROOKFIELD   EAGLE CREST      TAHOE      MILL CROSSING        POLO RUN
                                   STATEMENT OF    PRO FORMA     PRO FORMA     PRO FORMA      PRO FORMA         PRO FORMA
                                    OPERATIONS    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS       ADJUSTMENTS
                                   -------------- ------------- ------------- ------------- ---------------    -------------
Dates of Acquisitions ............            --       1/31/97       1/31/97       1/31/97        2/28/97           3/31/97
Rental income   ..................     $1,155,766      $99,879      $266,385      $100,023       $151,389          $326,137
Expenses
  Utilities ......................         98,538        7,722        25,425        12,431         24,712            32,231
  Repairs and maintenance  .......         59,600       14,519        31,593        29,313         36,083            64,401
  Taxes and insurance   ..........        106,098       12,720        36,546        12,099         19,230            40,508
  Property management fee  .......         60,663           --            --            --             --                --
  Advertising  ...................         33,475        2,547         4,429         2,475          4,272             6,338
  Other operating expenses .......         92,970           --            --            --             --                --
  General and administrative  ....         77,502           --            --            --             --                --
  Depreciation of real estate ....        137,689           --            --            --             --                --
  Amortization ...................          8,476           --            --            --             --                --
  Other  .........................          9,434        7,642        13,288         7,424         12,815            19,013
                                      -----------      --------    ---------     ---------       ---------        ---------
                                          684,445       45,150       111,281        63,742         97,112           162,491
Income before interest income  ...        471,321       54,729       155,104        36,281         54,277           163,646
  Interest income ................         84,934           --            --            --             --                --
                                      -----------      --------    ---------     ---------       ---------        ---------
Net income   .....................     $  556,255      $54,729      $155,104      $ 36,281       $ 54,277          $163,646
                                      ===========      ========    =========     =========       =========        =========
Net income per share  ............     $     0.16
                                      -----------
Weighted average number of shares
 outstanding  ....................      3,403,759
                                      ===========


                                     WILDWOOD        TOSCANA     THE ARBORS       PACES          1997
                                     PRO FORMA      PRO FORMA     PRO FORMA       COVE         PRO FORMA        TOTAL
                                    ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS     PRO FORMA
                                   -------------- ------------- ------------- ------------- --------------- -------------
Dates of Acquisitions ............     3/31/97       3/31/97       4/25/97       6/30/97              --               --
Rental income   ..................    $202,389      $270,812      $345,254      $458,174              --       $3,376,208
Expenses
  Utilities ......................      19,734        21,222        21,296        29,727              --          293,038
  Repairs and maintenance  .......      30,868        29,279        27,394        68,276              --          391,326
  Taxes and insurance   ..........      25,216        35,674        45,547        64,153              --          397,791
  Property management fee  .......          --            --            --            --          99,478 (A)      160,141
  Advertising  ...................       6,877         8,055         6,977        14,814              --           90,259
  Other operating expenses .......          --            --            --            --              --           92,970
  General and administrative  ....          --            --            --            --          23,198 (B)      100,700
  Depreciation of real estate ....          --            --            --            --         286,515 (C)      424,204
  Amortization ...................          --            --            --            --              --            8,476
  Other  .........................      20,632        24,166        20,932        44,443              --          179,789
                                     ---------     ---------     ---------     ---------      ------------     -----------
                                       103,327       118,396       122,146       221,413         409,191        2,138,694
Income before interest income  ...      99,062       152,416       223,108       236,761        (409,191)       1,237,514
  Interest income ................          --            --            --            --              --           84,934
                                     ---------     ---------     ---------     ---------      ------------     -----------
Net income   .....................    $ 99,062      $152,416      $223,108      $236,761      $ (409,191)      $1,322,448
                                     =========     =========     =========     =========      ============     ===========
Net income per share  ............                                                                             $     0.16
Weighted average number of shares                                                                              -----------
 outstanding  ....................
                                                                                               4,357,880 (D)    7,751,639
                                                                                              ===========      ============

(A) Represents the property management fees of 5% of rental income and processing costs equal to $2.50 per apartment per month charged by the external management company for the period of time not owned by the company.
(B) Represents the advisory fee of .25% of accumulated capital contributions under the "best efforts" offering for the period of time not owned by the company.
(C) Represents the depreciation expense of the properties acquired based on the purchase price, excluding amounts allocated to land, of the properties for the period of time not owned by the company. The weighted average life of the property depreciated was 27.5 years.
(D) Represents additional common shares assuming the properties were acquired on January 1, 1997 with the "best efforts" offering of $9 per share for the first $15 million and $10 per share above $15 million.